Exhibit 4.1

This CREDIT AGREEMENT (as the same may from time to time be amended, restated or otherwise modified, this “Agreement”) is made effective as of June 4, 2012, among the following:

(i) NORDSON CORPORATION, an Ohio corporation (“Borrower”);

(ii) the financial institutions from time to time a party hereto (including any such institution that becomes a party hereto pursuant to Section 10.10 hereof, collectively, “Banks”, and individually each a “Bank”);

(iii) PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent for the Banks under this Agreement (in such capacity as Administrative Agent, “Agent”); and

(iv) PNC CAPITAL MARKETS LLC, as Sole Lead Arranger and Sole Bookrunner.

WITNESSETH:

WHEREAS, Borrower and the Banks desire to contract for the establishment of a $250,000,000 delayed draw term loan facility, to be made available to Borrower upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, it is mutually agreed as follows:

ARTICLE I.

DEFINITIONS

Section 1.01 Definitions. As used in this Agreement, the following terms shall have the following meanings:

“2008 Note Purchase Agreement” shall mean the Note Purchase and Private Shelf Agreement, dated as of February 22, 2008, pursuant to which Borrower issued and sold Fifty Million Dollars ($50,000,000) in aggregate principal amount of its 4.98% Series A Senior Notes due February 22, 2013.

“2011 NYLIM Note Purchase Agreement” shall mean the Note Purchase and Private Shelf Agreement, dated as of June 30, 2011, pursuant to which Borrower issued and sold Seventy-Five Million Dollars ($75,000,000) in aggregate principal amount of its Senior Notes and may issue and sell up to an additional Seventy-Five Million Dollars ($75,000,000) of its Senior Notes.

“2012 Senior Note Purchase Agreements” shall mean those Note Purchase Agreements contemplated to be entered into by Borrower with certain purchasers pursuant to which Borrower may issue and sell its senior notes in an aggregate principal amount up to Two Hundred Million Dollars ($200,000,000).

“Acquisition” shall mean any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of any Person, or any business or division of any Person, (b) the acquisition of in excess of fifty percent (50%) of the stock (or other equity interest) of any Person, or (c) the acquisition of another Person (other than Borrower or a Subsidiary) by a merger or consolidation or any other combination with such Person.

“Advantage” shall mean any payment (whether made voluntarily or involuntarily, by offset of any deposit or other indebtedness or otherwise) received by any Bank in respect of the Debt, if such payment results in that Bank having less than its pro rata share of the Debt then outstanding, than was the case immediately before such payment.

“Affiliate” shall mean with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, and “control” (including the correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly of, the power to direct or cause the direction of the management and policies of such specified Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent Fee Letter” shall mean the Agent Fee Letter, dated as of May 30, 2012, between Borrower and Agent.

“Agreement” shall have the meaning provided in the first paragraph hereof. “Amendment” shall have the meaning provided in Section 5.21.

“Anti-Terrorism Law” shall mean the USA Patriot Act or any other law pertaining to the prevention of future acts of terrorism, in each case as such law may be amended from time to time.

“Applicable Facility Fee Rate” shall mean:

(a) for the period from the Closing Date until the first adjustment date pursuant to clause (b) hereafter, 12.5 basis points; and

(b) commencing with the financial statements for FQE July 31, 2012, the number of basis points set forth in the following matrix, based upon the result of the computation of the Leverage Ratio, shall be used to establish the number of basis points that will go into effect on September 15, 2012 and thereafter:

Leverage Ratio	Facility Fee Rate
Greater than 3.25 to 1.00	20 basis points
Greater than 2.75 to 1.00, but less than or equal to 3.25 to 1.00	17.5 basis points
Greater than 2.00 to 1.00, but less than or equal to 2.75 to 1.00	15 basis points

Greater than 1.25 to 1.00, but less than or equal to 2.00 to 1.00	12.5 basis points
Less than or equal to 1.25 to 1.00	10 basis points

Changes to the Applicable Facility Fee Rate shall be effective on the first day of the month following the date upon which Agent received, or, if earlier, should have received, pursuant to Section 5.02 (a) and (b) hereof, the financial statements of the Companies. The above matrix does not modify or waive, in any respect, the requirements of Section 5.06 hereof, the rights of Agent and the Banks to charge the Default Rate, or the rights and remedies of Agent and the Banks pursuant to Articles VII and VIII hereof.

“Applicable Margin” shall mean:

(a) for the period from the Closing Date until the first adjustment date pursuant to clause (b) hereafter, 87.5 basis points for Eurodollar Loans; and

(b) commencing with the financial statements for FQE July 31, 2012, the number of basis points set forth in the applicable matrix below, based upon the result of the computation of the Leverage Ratio, shall be used to establish the number of basis points that will go into effect on September 15, 2012 and thereafter:

For any period prior to six months after the Closing Date:

Leverage Ratio	Eurodollar Margin	Base Rate Margin
Greater than 3.25 to 1.00	155 basis points	55 basis points
Greater than 2.75 to 1.00, but less than or equal to 3.25 to 1.00	132.5 basis points	32.5 basis points
Greater than 2.00 to 1.00, but less than or equal to 2.75 to 1.00	110 basis points	10 basis points
Greater than 1.25 to 1.00, but less than or equal to 2.00 to 1.00	87.5 basis points	0 basis points
Less than or equal to 1.25 to 1.00	77.5 basis points	0 basis points

For any period on and after six months after the Closing Date until nine months after the Closing Date:

Leverage Ratio	Eurodollar Margin	Base Rate Margin
Greater than 3.25 to 1.00	167.5 basis points	67.5 basis points
Greater than 2.75 to 1.00, but less than or equal to 3.25 to 1.00	145 basis points	45 basis points

Greater than 2.00 to 1.00, but less than or equal to 2.75 to 1.00	122.5 basis points	22.5 basis points
Greater than 1.25 to 1.00, but less than or equal to 2.00 to 1.00	100 basis points	0 basis points
Less than or equal to 1.25 to 1.00	90 basis points	0 basis points

For any period on and after nine months after the Closing Date:

Leverage Ratio	Eurodollar Margin	Base Rate Margin
Greater than 3.25 to 1.00	180 basis points	80 basis points
Greater than 2.75 to 1.00, but less than or equal to 3.25 to 1.00	157.5 basis points	57.5 basis points
Greater than 2.00 to 1.00, but less than or equal to 2.75 to 1.00	135.0 basis points	35 basis points
Greater than 1.25 to 1.00, but less than or equal to 2.00 to 1.00	112.5 basis points	12.5 basis points
Less than or equal to 1.25 to 1.00	102.5 basis points	2.5 basis points

Changes to the Applicable Margin shall be effective on the first day of the month following the date upon which Agent received, or, if earlier, Agent should have received, pursuant to Section 5.02 (a) and (b) hereof, the financial statements of the Companies. The above matrix does not modify or waive, in any respect, the requirements of Section 5.06 hereof, the rights of Agent and the Banks to charge the Default Rate, or the rights and remedies of Agent and the Banks pursuant to Articles VII and VIII hereof.

“Assignment Agreement” shall mean an Assignment and Assumption Agreement in the form of the attached Exhibit E.

“Authorized Officer” shall mean (i) in the case of Borrower, its chief executive officer, its chief financial officer, its treasurer, or any vice president of Borrower designated as an “Authorized Officer” of Borrower for the purpose of this Agreement in an Officer’s Certificate executed by Borrower’s chief executive officer or chief financial officer and delivered to the Agent and (ii) in the case of the Agent or any Bank, any vice president, senior vice president or person holding an equivalent or greater title of the Agent or any Bank. Any action taken under this Agreement on behalf of Borrower by any individual who on or after the date of this Agreement shall have been an Authorized Officer of Borrower and whom Agent or any Bank in good faith believes to be an Authorized Officer of Borrower at the time of such action shall be binding on Borrower even though such individual shall have ceased to be an Authorized Officer of Borrower, and any action taken under this Agreement on behalf of the Agent or any Bank by any individual who on or after the date of this Agreement shall have been an Authorized Officer of the Agent or such Bank and whom Borrower in good faith believes to be an Authorized Officer of the Agent or such Bank at the time of such action shall be binding on the Agent or such Bank even though such individual shall have ceased to be an Authorized Officer of the Agent or such Bank.

“Bank” has the meaning set forth in the first paragraph of this Agreement.

“Base Rate” shall mean, for any day, a fluctuating per annum rate of interest equal to the highest of (a) the Federal Funds Open Rate, plus 0.5%, and (b) the Prime Rate, and (c) the Daily LIBOR Rate, plus 100 basis points (1.0%). Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.

“Base Rate Loan” shall mean a Loan described in Section 2.01 hereof on which Borrower shall pay interest at a rate per annum equal to the sum of the Applicable Margin (from time to time in effect) plus the Base Rate.

“Borrower” shall have the meaning set forth in the first paragraph of this Agreement.

“Business Day” shall mean a day of the year on which banks are not required or authorized to close in Cleveland, Ohio, and, if the applicable Business Day relates to any Eurodollar Loan, on which dealings are carried on in the London interbank eurodollar market.

“Capital Distribution” shall mean a payment made, liability incurred or other consideration given for the purchase, acquisition, redemption or retirement of any capital stock or other equity interest of Borrower or any Subsidiary or as a dividend, return of capital or other distribution (other than any stock dividend, stock split or other equity distribution payable only in capital stock or other equity of Borrower or any Subsidiary of Borrower in respect of Borrower’s or any Subsidiary’s capital stock or other equity interest, including, but not limited to, any Share Repurchase.

“Cash Equivalent” shall mean any debt instrument that would be deemed a cash equivalent in accordance with GAAP.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” shall mean (a) the acquisition of, or, if earlier, the shareholder or director approval of the acquisition of, ownership or voting control, directly or indirectly, beneficially or of record, on or after the Closing Date, by any Person or group (within the meaning of Rule 13d-3 of the Exchange Act) other than the Current Management Team, of shares representing more than fifty percent (50%) of the aggregate ordinary Voting Power represented by the issued and outstanding capital stock of Borrower; (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors of Borrower by persons who were neither (i) nominated by the board of directors of Borrower nor (ii) appointed by directors so nominated; or (c) the occurrence of a change of control, or other similar provision, as defined in any Material Indebtedness Agreement.

“CIP Regulations” shall have the meaning provided in Section 9.11 hereof.

“Closing Date” shall mean the effective date of this Agreement, which date is June 4, 2012.

“Code” shall mean the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

“Commitment” shall mean the obligation hereunder, during the Commitment Period, of each Bank to participate in the making of Loans up to the aggregate amount set forth opposite such Bank’s name under the column headed “Commitment Amount” as set forth on Schedule 1 hereto (or such lesser amount as shall be determined pursuant to Section 2.06 hereof).

“Commitment Percentage” shall mean, at any time for any Bank, a percentage obtained by dividing such Bank’s Commitment by the Total Commitment Amount. The Commitment Percentage for each Bank as of the Closing Date is set forth opposite such Bank’s name under the column headed “Commitment Percentage” as described in Schedule 1-A hereto.

“Commitment Period” shall mean the period from the Closing Date and ending on that date which is six (6) months thereafter, or such earlier date on which the Commitment shall have been terminated pursuant to Section 2.06 or Article VIII hereof.

“Company” shall mean Borrower or a Subsidiary.

“Companies” shall mean Borrower and all its Subsidiaries.

“Compliance Certificate” shall mean a certificate, substantially in the form of the attached Exhibit D.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consideration” shall mean, in connection with an Acquisition, the aggregate consideration paid, including borrowed funds, cash, the issuance of securities or notes, the assumption or incurring of liabilities (direct or contingent), the payment, in excess of fair and reasonable amounts, of consulting fees or fees for a covenant not to compete and any other consideration paid for the purchase.

“Consolidated” shall mean the resultant consolidation of the financial statements of Borrower and its Subsidiaries in accordance with GAAP, including principles of consolidation consistent with those applied in preparation of the consolidated financial statements referred to in Section 5.02(a) and (b) hereof.

“Consolidated Depreciation and Amortization Charges” shall mean, for any period, the aggregate of all depreciation and amortization charges for fixed assets, leasehold improvements and general intangibles (specifically including goodwill) as well as impairments thereof and any losses traced to the write-off of goodwill, fixed assets, leasehold improvements and general intangibles associated with the disposal or exiting of a business of Borrower or any of its Subsidiaries for such period, all as determined on a Consolidated basis and in accordance with GAAP.

“Consolidated EBIT” shall mean, for any period, on a Consolidated basis and in accordance with GAAP, Consolidated Net Earnings for such period plus the aggregate amounts deducted in determining such Consolidated Net Earnings in respect of (a) income taxes, (b) Consolidated Interest Expense, (c) any non-cash charges.

“Consolidated EBITDA” shall mean, for any period, Consolidated EBIT plus Consolidated Depreciation and Amortization Charges.

“Consolidated Interest Expense” shall mean, for any period, the interest expense of Borrower for such period, as determined on a Consolidated basis and in accordance with GAAP, and shall include that portion of the expenses of a Permitted Receivables Facility that would be the equivalent to interest expense if Borrower obtained funding in a manner that would give rise to interest expense, in an amount approximately equal to the amount of the Permitted Receivables Facility.

“Consolidated Net Earnings” shall mean, for any period, the net income (loss) of Borrower for such period, as determined on a Consolidated basis and in accordance with GAAP.

“Consolidated Total Assets” shall mean the book value of all assets of Borrower and its Subsidiaries, as determined on a Consolidated basis and in accordance with GAAP, based upon the financial statements of Borrower for the most recently completed fiscal quarter.

“Consolidated Trailing EBITDA” shall mean the sum of (a) Consolidated EBITDA, plus (b)(i) without duplication, the EBITDA of Subsidiaries acquired by Borrower and its Subsidiaries during the most recently completed four (4) fiscal quarters to the extent that such EBITDA of Subsidiaries acquired is confirmed by audited financial or other information (which other information need not be audited or auditable) satisfactory to the Agent minus (ii) the EBITDA of Subsidiaries disposed of by Borrower and its Subsidiaries during the most recently completed four (4) fiscal quarters.

“Consolidated Trailing Interest Expense” shall mean the sum of (a) Consolidated Interest Expense, plus (b)(i) without duplication, the interest expense of Subsidiaries acquired by

Borrower and its Subsidiaries during the most recently completed four (4) fiscal quarters to the extent that such interest expense of such Subsidiaries acquired is confirmed by audited financial or other information (which other information need not be audited or auditable) satisfactory to the Agent, minus (ii) the interest expense of Subsidiaries disposed of by Borrower and its Subsidiaries during the most recently completed four (4) fiscal quarters.

“Consolidated Trailing Net Earnings” shall mean the sum of (a) Consolidated Net Earnings, plus (b)(i) without duplication, the Net Earnings of Subsidiaries acquired by Borrower and its Subsidiaries during the most recently completed four (4) fiscal quarters to the extent that such Net Earnings of such Subsidiaries acquired is confirmed by audited financial or other information (which other information need not be audited or auditable) satisfactory to the Agent, minus (ii) the Net Earnings of Subsidiaries disposed of by Borrower and its Subsidiaries during the most recently completed four (4) fiscal quarters.

“Controlled Group” shall mean Borrower and each Person required to be aggregated with Borrower under Code Sections 414(b), (c), (m) or (o).

“Credit Related Fee” shall have the meaning provided in Section 5.21.

“Current Management Team” shall mean any group comprised of the chief executive officer, the chief operating officer, the chief financial officer and other senior management of Borrower (or any combination thereof) as in place on the Closing Date, and their respective spouses and children (and/or trusts of which the only beneficiaries are such members of senior management and their respective spouses and children) or any “group” (within the meaning of Rule 13d under the Exchange Act) that includes at least three (3) of such members of senior management, together with their “affiliates” and “associates” (within the meaning of Rule 12b-2 under the Exchange Act).

“Daily LIBOR Rate” shall mean, for any day, the rate per annum determined by the Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the LIBOR Reserve Percentage on such day.

“Debt” shall mean, collectively, all Indebtedness incurred by Borrower to Agent and the Banks pursuant to this Agreement and includes the principal amount of and interest (including any interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allocable in such proceeding) on all Loans and each extension, renewal or refinancing thereof in whole or in part, the facility fees, other fees and any prepayment fees and other amounts payable hereunder.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any of the events specified in Article VII, whether or not any requirement for such event to become an Event of Default has been satisfied.

“Default Rate” shall mean, with respect to any Loan, a rate per annum equal to two percent (2%) in excess of the rate otherwise applicable thereto, and, with respect to any other amount, if no rate is specified or available, then two percent (2%) in excess of the Base Rate.

“Depreciation and Amortization Charges” shall mean, with respect to any Person for any period, in accordance with GAAP, the aggregate of all such charges for fixed assets, leasehold improvements and general intangibles (specifically including goodwill) of such Person as well as impairments thereof and any losses traced to the write-off of goodwill, fixed assets, leasehold improvements and general intangibles associated with the disposal or exiting of a business by such Person for such period.

“Derived Eurodollar Rate” shall mean with respect to a Eurodollar Loan, a rate per annum equal to the sum of the Applicable Margin (from time to time in effect) plus the LIBOR Rate.

“Dollar” and the sign “$” shall mean lawful money of the United States of America.

“Domestic Company” shall mean Borrower or a Domestic Subsidiary. “Domestic Subsidiary” shall mean a Subsidiary that is not a Foreign Subsidiary.

“EBITDA” shall mean for any period, all Net Earnings in accordance with GAAP for such period, plus the aggregate amounts deducted in determining such Net Earnings in respect of (a) income taxes, (b) interest expense, and (c) Depreciation and Amortization Charges, in accordance with GAAP.

“Environmental Laws” shall mean all provisions of law, statutes, ordinances, rules, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by the government of the United States of America or any other applicable country or sovereignty or by any state or municipality thereof or by any court, agency, instrumentality, regulatory authority or commission of any of the foregoing concerning health, safety and protection of, or regulation of the discharge of substances into, the environment.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated pursuant thereto.

“ERISA Affiliate” shall mean any corporation which is a member of the same controlled group of corporations as Borrower within the meaning of section 414(b) of the Code, or any trade or business which is under common control with Borrower within the meaning of section 414(c) of the Code.

“ERISA Event” shall mean (a) the existence of a condition or event with respect to an ERISA Plan that presents a risk of the imposition of an excise tax or any other liability on Borrower or of the imposition of a Lien on the assets of Borrower or its Subsidiaries; (b) the engagement by a Controlled Group member in a non-exempt “prohibited transaction” (as defined under ERISA Section 406 or Code Section 4975) or a breach of a fiduciary duty under ERISA that could result in liability to Borrower; (c) the application by a Controlled Group member for a waiver from the minimum funding requirements of Code Section 412 or ERISA Section 302 or a

Controlled Group member is required to provide security under Code Section 401(a)(29) or ERISA Section 307; (d) the occurrence of a Reportable Event with respect to any Pension Plan as to which notice is required to be provided to the PBGC; (e) the withdrawal by a Controlled Group member from a Multiemployer Plan in a “complete withdrawal” or a “partial withdrawal” (as such terms are defined in ERISA Sections 4203 and 4205, respectively); (f) the involvement of, or occurrence or existence of any event or condition that makes likely the involvement of, a Multiemployer Plan in any reorganization under ERISA Section 4241; (g) the failure of an ERISA Plan (and any related trust) that is intended to be qualified under Code Sections 401 and 501 to be so qualified or the failure of any “cash or deferred arrangement” under any such ERISA Plan to meet the requirements of Code Section 401(k); (h) the taking by the PBGC of any steps to terminate a Pension Plan or appoint a trustee to administer a Pension Plan, or the taking by a Controlled Group member of any steps to terminate a Pension Plan; (i) the failure by a Controlled Group member or an ERISA Plan to satisfy any requirements of law applicable to an ERISA Plan; (j) the commencement, existence or threatening of a claim, action, suit, audit or investigation with respect to an ERISA Plan, other than a routine claim for benefits; or (k) any incurrence by or any expectation of the incurrence by a Controlled Group member of any liability for post-retirement benefits under any Welfare Plan, other than as required by ERISA Section 601, et. seq. or Code Section 4980B, that, as to (a) through (k) above, would reasonably be likely to have or result in a Material Adverse Effect.

“ERISA Plan” shall mean an “employee benefit plan” (within the meaning of ERISA Section 3(3)) that a Controlled Group member at any time sponsors, maintains, contributes to, has liability with respect to or has an obligation to contribute to such plan.

“Eurocurrency Liabilities” shall have the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Loan” shall mean a Loan described in Section 2.01 hereof on which Borrower shall pay interest at a rate based upon the LIBOR Rate.

“Event of Default” shall mean any of the events specified in Article VII, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Bank, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Bank, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Bank with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Bank acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrower under Section 3.9) or (ii) such Bank changes its lending office, except in each case to the extent that, pursuant to Section 3.03, amounts with respect to such Taxes were payable either to such Bank’s assignor immediately before such Bank became a party hereto or to such Bank immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.03(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Syndicated Credit Agreement” shall mean that certain Credit Agreement dated as of December 9, 2011 by and among Borrower and the financial institutions party thereto as the same may be amended, modified, restated, supplemented, replaced or refinanced from time to time.

“Exposure” shall mean, at any time, the sum of the aggregate principal Dollar amount of all Loans outstanding.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

“Federal Funds Open Rate” for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by the Agent (for purposes of this definition, an “Alternate Source”) (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by the Agent at such time (which determination shall be conclusive absent manifest error); provided however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day. If and when the Federal Funds Open Rate changes, the rate of interest applicable to Base Rate Loans will change automatically without notice to the Borrower, effective on the date of any such change.

“Financial Officer” shall mean any of the following officers: chief executive officer, president, vice president-finance, chief financial officer, controller or treasurer. Unless otherwise qualified, all references to a Financial Officer in this Agreement shall refer to a Financial Officer of Borrower.

“Foreign Bank” shall mean a Bank that is not a U.S. Person.

“Foreign Subsidiary” shall mean a Subsidiary that is organized outside of the United States.

“FQE April 30” shall mean, for any fiscal year of Borrower, Borrower’s fiscal quarter of such year ending on or about April 30.

“FQE January 31” shall mean, for any fiscal year of Borrower, Borrower’s fiscal quarter of such year ending on or about January 31.

“FQE July 31” shall mean, for any fiscal year of Borrower, Borrower’s fiscal quarter of such year ending on or about July 31.

“FQE October 31” shall mean, for any fiscal year of Borrower, Borrower’s fiscal quarter of such year ending on or about October 31.

“GAAP” shall have the meaning given to such term in Section 1.02.

“Governmental Authority” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” shall mean a Person that pledges its credit or property in any manner for the payment or other performance of the indebtedness, contract or other obligation of another and includes (without limitation) any guarantor (whether of payment or of collection), surety, co-maker or co-borrower, endorser or Person that agrees conditionally or otherwise to make any purchase, loan or investment in order thereby to enable another to prevent or correct a default of any kind.

“Guarantor of Payment” shall mean any Subsidiary that executes and delivers a Guaranty of Payment on or after the Closing Date, or any other Person that shall deliver a Guaranty of Payment to the Agent or any Bank on or after the Closing Date.

“Guaranty of Payment” shall mean guaranty in the form and substance attached hereto as Exhibit F duly completed to the reasonable satisfaction of the Agent.

“including” shall mean, unless the context clearly requires otherwise, “including without limitation”, whether or not so stated

“Indebtedness” shall mean, for Borrower or any Subsidiary (excluding in all cases trade payables payable in the ordinary course of business by Borrower or such Subsidiary), without duplication, (a) all obligations to repay borrowed money, direct or indirect, incurred, assumed, or guaranteed, (b) all obligations for the deferred purchase price of capital assets, in each case, incurred outside of the ordinary course of business, (c) all obligations under conditional sales or other title retention agreements (other than a true consignment), in each case, incurred outside of the ordinary course of business, (d) all obligations (contingent or otherwise) under any letter of credit or banker’s acceptance (other than commercial, trade or other letters of credit entered into in connection with customer or supplier relationships in the ordinary course business), (e) all synthetic leases, (f), all obligations of Borrower or such Subsidiary with respect to the repurchase of assets under asset securitization financing programs, including but not limited to, the Permitted Receivables Facility, and (g) all material obligations arising outside the ordinary course of business to advance funds to, or to purchase assets, property or services from, any other Person in order to maintain the financial condition of such Person.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Interest Adjustment Date” shall mean the last day of each Interest Period.

“Interest Coverage Ratio” shall mean, for the most recently completed four (4) fiscal quarters of Borrower, on a Consolidated basis and in accordance with GAAP, the ratio of (a) Consolidated Trailing EBITDA to (b) Consolidated Trailing Interest Expense, as determined as of the conclusion of most recently completed fiscal quarter in accordance with Borrower’s customary financial reporting practices.

“Interest Period” shall mean, with respect to a Eurodollar Loan, a period of one (1), two (2), three (3) or six (6) months, as selected by Borrower in accordance with Section 2.02 hereof, commencing on the applicable date of borrowing or conversion of such Eurodollar Loan and on each Interest Adjustment Date with respect thereto; provided, however, that if any such period would be affected by a reduction in the Commitment as provided in Section 2.06 hereof, prepayment or conversion rights or obligations as provided in Section 2.01 or 3.05 hereof, or maturity of Eurodollar Loans as provided in Section 2.01 hereof, Borrower shall not select a period that extends beyond the date of such reduction, prepayment, conversion or maturity; if Borrower fails to select a new Interest Period with respect to an outstanding Eurodollar Loan at least three (3) Business Days prior to the Interest Adjustment Date applicable to such Eurodollar Loan, Borrower shall be deemed to have converted such Eurodollar Loan to a Base Rate Loan at the end of the then current Interest Period.

“Leverage Ratio” shall mean, at any time, for the most recently completed four (4) fiscal quarters of Borrower, on a Consolidated basis and in accordance with GAAP, the ratio of (a)(i) Total Indebtedness minus (ii) the aggregate amount of cash, Cash Equivalents and other marketable securities of Borrower and its Subsidiaries that are not subject to a Lien (other than a Lien in favor of the Agent for the benefit of the Banks) as set forth on the financial statements of Borrower and its Subsidiaries for the most recently completed fiscal quarter to (b) Consolidated

Trailing EBITDA, all as determined as of the conclusion of most recently completed fiscal quarter in accordance with Borrower’s customary financial reporting practices.

“LIBOR Rate” shall mean, with respect to a Eurodollar Loan, for any Interest Period, the interest rate per annum determined by the Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which US dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Agent which has been approved by the British Bankers’ Association as an authorized information vendor for the purpose of displaying rates at which US dollar deposits are offered by leading banks in the London interbank deposit market (for purposes of this definition, an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such Eurodollar Loan and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Agent at such time (which determination shall be conclusive absent manifest error)), by (ii) a number equal to 1.00 minus the LIBOR Reserve Percentage. LIBOR may also be expressed by the following formula:

LIBOR Rate =	London interbank offered rates quoted by Bloomberg or appropriate successor as shown on Bloomberg Page BBAM1
1.00 - LIBOR Reserve Percentage

The LIBOR Rate shall be adjusted with respect to any Eurodollar Loan that is outstanding on the effective date of any change in the LIBOR Reserve Percentage as of such effective date. The Agent shall give prompt notice to the Borrower of the LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

“LIBOR Reserve Percentage” shall mean as of any day the maximum percentage in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the net reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).

“Lien” shall mean any mortgage, security interest, lien (statutory or other), charge, encumbrance on, pledge or deposit of, or conditional sale, leasing, sale with a right of redemption or other title retention agreement and any capitalized lease with respect to any (real or personal) or asset.

“Loan” shall mean a loan made by the Banks to Borrower pursuant to Section 2.01 hereof.

“Loan Documents” shall mean, collectively, this Agreement, each Note, each Guaranty of Payment, the Agent Fee Letter, Borrower Guaranty and any other documents relating to any of the foregoing, as any of the foregoing may from time to time be amended, restated or otherwise modified or replaced.

“Loan Party” shall mean Borrower and each Guarantor.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole, or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights and remedies of the Agent of the Banks hereunder or thereunder.

“Material Indebtedness Agreement” shall mean any debt instrument, lease (capital, operating or otherwise), guaranty, contract, commitment, agreement or other arrangement evidencing any Indebtedness of Borrower or any Subsidiary in an amount equal to or greater than the greater of (i) Fifty Million Dollars ($50,000,000) and (ii) an amount equal to five percent (5%) of Consolidated Total Assets.

“Maturity Date” shall mean that date that is 364 days after the date of this Agreement. “MFL Provision” shall have the meaning provided in Section 5.21.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor to such company.

“Multiemployer Plan” shall mean a Pension Plan that is subject to the requirements of Subtitle E of Title IV of ERISA.

“Net Earnings” shall mean, for any period, the net income (loss) for such period, determined in accordance with GAAP.

“New Credit Facilities” shall have the meaning provided in Section 2.06(b) hereof.

“Non-Consenting Bank” shall mean any Bank that does not approve any consent, waiver or amendment that (i) requires the approval of all affected Banks in accordance with the terms of Section 10.03 and (ii) has been approved by the Required Banks.

“Note” shall mean any note delivered pursuant to Section 2.01 of this Agreement.

“Note Purchase Agreements” shall mean, collectively, the 2011 NYLIM Note Purchase, the 2012 Senior Note Purchase Agreement and the 2008 Note Purchase Agreement.

“Notice of Loan” shall mean a Notice of Loan in the form of the attached Exhibit C.

“Obligor” shall mean (a) a Person whose credit or any of whose property is pledged to the payment of the Debt and includes, without limitation, any Guarantor, and (b) any signatory to a Related Writing.

“Organizational Documents” shall mean, with respect to any Person (other than an individual), such Person’s Articles (Certificate) of Incorporation, or equivalent formation documents, and Regulations (Bylaws), or equivalent governing documents, and any amendments to any of the foregoing.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.10).

“Participant” shall have the meaning provided to such term in clause (c) of Section 10.11. “Participant Register” shall have the meaning specified in clause (c) of Section 10.11.

“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor or replacement entity thereto under ERISA.

“Pension Plan” shall mean an ERISA Plan that is a “pension plan” (within the meaning of ERISA Section 3(2)).

“Permitted Receivables Facility” shall mean an accounts receivable facility whereby Borrower or its Subsidiaries sell or transfer the accounts receivables of Borrower or its Subsidiaries to the Receivables Subsidiary which in turn transfers to a buyer, purchaser or lender undivided fractional interests in such accounts receivable, so long as (a) no portion of the Indebtedness or any other obligation (contingent or otherwise) under such Permitted Receivables Facility is guaranteed by Borrower or any Subsidiary, (b) there is no recourse or obligation to Borrower or any Subsidiary (other than the Receivables Subsidiary) whatsoever other than pursuant to customary representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with such Permitted Receivables Subsidiary, and (c) neither Borrower nor any Subsidiary (other than the Receivables Subsidiary) provides, either directly or indirectly, any other credit support of any kind (excluding credit insurance or similar third party credit support obtained in the ordinary course of business) in connection with such Permitted Receivables Facility other than as set forth in subpart (b) of this definition.

“Person” shall mean any individual, sole proprietorship, partnership, joint venture, unincorporated organization, corporation, limited liability company, institution, trust, estate, government or other agency or political subdivision thereof or any other entity.

“Plan” shall mean any employee pension benefit plan (as such term is defined in section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by Borrower or any ERISA Affiliate.

“Prime Rate” shall mean the interest rate established from time to time by Agent as Agent’s prime rate, whether or not such rate is publicly announced; the Prime Rate may not be the lowest interest rate charged by Agent for commercial or other extensions of credit. Each change in the Prime Rate shall be effective immediately from and after such change.

“Priority Indebtedness” shall mean, without duplication, the sum of (a) all Indebtedness of Subsidiaries permitted by Section 5.07(j) and (b) all Indebtedness of Borrower secured by any Liens permitted by Section 5.08(g).

“Published Rate” shall mean the rate of interest published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the rate at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market for a one month period as published in another publication selected by the Agent).

“Receivables Related Assets” shall mean accounts receivable, instruments, chattel paper, obligations, general intangibles and other similar assets, in each case relating to receivables subject to the Permitted Receivables Facility, including interests in merchandise or goods, the sale or lease of which gave rise to such receivables, related contractual rights, guaranties, insurance proceeds, collections and proceeds of all of the foregoing.

“Receivables Subsidiary” shall mean a Wholly-Owned Subsidiary of Borrower that is established as a “bankruptcy remote” Subsidiary for the sole purpose of acquiring and selling accounts receivable under the Permitted Receivables Facility and that shall not engage in any activities other than in connection with the Permitted Receivables Facility.

“Recipient” shall mean (a) the Agent and (b) any Bank, as applicable.

“Related Writing” shall mean each Loan Document and any other assignment, mortgage, security agreement, guaranty agreement, subordination agreement, financial statement, audit report or other writing furnished by any Borrower, any Subsidiary or any Obligor, or any of their respective officers, to the Banks pursuant to or otherwise in connection with this Agreement.

“Reportable Event” shall mean a reportable event as that term is defined in Title IV of ERISA, except actions of general applicability by the Secretary of Labor under Section 110 of such Act.

“Required Banks(s)” shall mean the holders of more than 50% of the Total Commitment Amount or, if any borrowing hereunder, the holders of greater than fifty percent (50%) of the aggregate principal amount of those outstanding Loans. The Exposure of any Defaulting Bank shall be disregarded in determining Required Banks at any time.

“Restricted Payment” shall mean, with respect to Borrower or any Subsidiary, (a) any Capital Distribution, or (b) any amount paid by Borrower in repayment, redemption, retirement, repurchase, direct or indirect, of any Subordinated Indebtedness.

“Restrictive Covenant” shall mean any debt leverage ratio covenant, interest coverage ratio covenant or other affirmative or negative covenant or similar restriction in the Existing Syndicated Credit Agreement applicable to Borrower or any Subsidiary (regardless of whether such provision is labeled or otherwise characterized as a covenant), and including the definitions of any defined terms used therein.

“SEC” shall mean the United States Securities Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Share Repurchase” shall mean the purchase, repurchase, redemption or other acquisition by Borrower from any Person of any capital stock or other equity interest of Borrower.

“Standard & Poor’s” shall mean Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc., or any successor to such company.

“Subordinated”, as applied to Indebtedness, shall mean that the Indebtedness has been subordinated (by written terms or written agreement being, in either case, in form and substance satisfactory to the Agent and the Required Banks) in favor of the prior payment in full of the Debt.

“Subordinated Indebtedness” shall mean, for Borrower or any Subsidiary any Indebtedness that is Subordinated.

“Subsidiary” of Borrower or any of its Subsidiaries shall mean (i) a corporation more than fifty percent (50%) of the Voting Power of which is owned, directly or indirectly, by Borrower or by one or more other Subsidiaries of Borrower or by Borrower and one or more Subsidiaries of Borrower, (ii) a partnership or limited liability company of which Borrower, one or more other Subsidiaries of Borrower or Borrower and one or more Subsidiaries of Borrower, directly or indirectly, is a general partner or managing member, as the case may be, that, or otherwise, has the power to direct the policies, management and affairs thereof, or (iii) any other Person (other than a corporation) in which Borrower, one or more other Subsidiaries of Borrower or Borrower and one or more Subsidiaries of Borrower, directly or indirectly, has at least a majority interest in the Voting Power or the power to direct the policies, management and affairs thereof.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Commitment Amount” shall mean the principal amount of Two Hundred Fifty Million Dollars ($250,000,000) or such lesser or greater amount as shall be determined pursuant to Section 2.06 hereof; provided, however, that, for the purposes of determining the Total

Commitment Amount, Agent may, in its discretion, calculate the outstanding balance of any Loan on any Business Day selected by Agent.

“Total Indebtedness” shall mean, at any time, on a Consolidated basis, all Indebtedness of Borrower, including, but not limited to, current, long-term and Subordinated Indebtedness, if any, and all Indebtedness under the Permitted Receivables Facility.

“USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) Act of 2001.

“U.S. Person” shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in paragraph (f) of Section 3.02.

“Voting Power” shall mean, with respect to any Person, the exclusive ability to control, through the ownership of shares of capital stock, partnership interests, membership interests or otherwise, the election of members of the board of directors or other similar governing body of such Person, and the holding of a designated percentage of Voting Power of a Person means the ownership of shares of capital stock, partnership interests, membership interests or other interests of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or similar governing body of such Person.

“Voting Stock” shall mean, with respect to any corporation, partnership or limited liability company (or equivalent of any such entity), any shares of stock, partnership interests or membership interests of such entity whose holders are entitled under ordinary circumstances to vote for the election of directors of such corporation or members of other similar governing body (irrespective of whether at the time stock or interests of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

“Welfare Plan” shall mean an ERISA Plan that is a “welfare plan” within the meaning of ERISA Section 3(l).

“Wholly-Owned Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company or other entity, except for director’s qualifying shares or shares required to be owned individually due to country specific regulations regarding ownership or control of the organization or operation of such entity, all of the securities or other ownership interest of which having ordinary voting power to elect a majority of the board of directors, or other persons performing similar functions, are at the time directly or indirectly owned by such Person.

Section 1.02 Accounting and Legal Principles, Terms and Determinations. All references in this Agreement to “generally accepted accounting principles” or “GAAP” shall be deemed to refer to generally accepted accounting principles in effect in the United States at the time of application thereof. Interim financial statements otherwise prepared in accordance with GAAP shall be deemed to comply with such principles subject to year-end adjustments and notwithstanding the absence of footnotes Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all unaudited consolidated financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with generally accepted accounting principles applied on a basis consistent with the most recent audited consolidated financial statements of Borrower and its Subsidiaries made available pursuant to clause (b) of Section 5.02 or, if no such statements have been so delivered, the most recent audited financial statements referred to in clause (a) of Section 5.02. Any reference herein to any specific citation, section or form of law, statute, rule or regulation shall refer to such new, replacement or analogous citation, section or form should such citation, section or form be modified, amended or replaced.

Section 1.03 Terms Generally. The foregoing definitions shall be applicable to the singular and plurals of the foregoing defined terms.

ARTICLE II.

AMOUNT AND TERMS OF CREDIT

Section 2.01 Amount and Nature of Credit. Subject to the terms and conditions of this Agreement, each Bank, for itself and not one for any other, agrees to participate in Loans made hereunder during the Commitment Period on such basis that immediately after the completion of any borrowing by Borrower, (a) the aggregate principal amount of Loans then outstanding made by such Bank shall not be in excess of such Bank’s Commitment, (b) the aggregate principal amount of Loans outstanding made by such Bank shall represent that percentage of the aggregate principal amount then outstanding of all Loans that is such Bank’s Commitment Percentage, and (c) the aggregate principal amount of all Loans outstanding under this Agreement shall not be in excess of the Total Commitment Amount

Each borrowing from the Banks hereunder shall be made pro rata according to the respective Commitment Percentages of the Banks in such amount or amounts as Borrower may from time to time request, but not exceeding in aggregate principal amount at any time outstanding hereunder the Total Commitment Amount. Borrower shall have the option, during the Commitment Period subject to the terms and conditions set forth herein, to borrow Loans, which shall mature on the Maturity Date, by means of any combination of (a) Base Rate Loans, or (b) Eurodollar Loans. No Loans may be borrowed after the last day of the Commitment Period. Borrower shall be entitled repay Loans in whole or in part, but once repaid a Loan may not be re-borrowed.

Borrower shall pay interest on the unpaid principal amount of Base Rate Loans made to it outstanding from time to time from the date thereof until paid at the Base Rate from time to time in effect. Interest on such Base Rate Loans shall be payable on the last day of each September, December, March and June of each year and at the maturity thereof.

Borrower shall pay interest on the unpaid principal amount of each Eurodollar Loan made to it outstanding from time to time, fixed in advance on the first day of the Interest Period applicable thereto through the last day of the Interest Period applicable thereto (but subject to changes in the Applicable Margin), at the Derived Eurodollar Rate. Interest on such Eurodollar Loans shall be payable on each Interest Adjustment Date (provided that if an Interest Period exceeds three (3) months, the interest must be paid every three (3) months, commencing three (3) months from the beginning of such Interest Period).

At the request of Borrower to Agent, subject to the notice and other provisions of Section 2.02 hereof, the Banks shall convert outstanding Base Rate Loans to Eurodollar Loans at any time and shall convert outstanding Eurodollar Loans to Base Rate Loans on any Interest Adjustment Date.

The obligation of Borrower to repay Loans made to it by each Bank pursuant to this Section 2.01 and to pay interest thereon shall be evidenced by a Note of Borrower in the form of Exhibit A hereto, payable to the order of such Bank in the principal amount of its Commitment.

Section 2.02 Conditions To Loans. The obligation of the Banks to make, continue or convert any Loan, is conditioned, in the case of each borrowing, conversion or continuation hereunder, upon:

(a) all conditions precedent as listed in Article IV hereof shall have been satisfied;

(b) with respect to Base Rate Loans, receipt by Agent of a Notice of Loan, such notice to be received by 11:00 A.M. (Cleveland, Ohio time) on the proposed date of borrowing or conversion, and, with respect to Eurodollar Loans, by 11:00 A.M. (Cleveland, Ohio time) three (3) Business Days prior to the proposed date of borrowing, conversion or continuation. Agent shall notify each Bank of the date, amount and initial Interest Period (if applicable) promptly upon the receipt of such notice, and, in any event, by 2:00 P.M. (Cleveland, Ohio time) on the date such notice is received. On the date such Loan is to be made, each Bank shall provide Agent, not later than 3:00 P.M. (Cleveland, Ohio time), with the amount in federal or other immediately available funds, required of it. If Agent elects to advance the proceeds of such Loan prior to receiving funds from such Bank, Agent shall have the right, upon prior notice to Borrower, to debit any account of the appropriate Borrower or otherwise receive from Borrower, on demand, such amount, in the event that such Bank fails to reimburse Agent in accordance with this subsection. Agent shall also have the right to receive interest from such Bank at the Federal Funds Effective Rate in the event that such Bank shall fail to provide its portion of the Loan on the date requested and Agent elects to provide such funds;

(c) Borrower’s request for (i) a Base Rate Loan shall be in an amount of not less than One Million Dollars ($1,000,000), increased by increments of Five Hundred Thousand Dollars ($500,000); or (ii) a Eurodollar Loan shall be in an amount of not less than Five Million Dollars ($5,000,000), increased by increments of One Million Dollars ($1,000,000);

(d) the fact that no Default or Event of Default shall then exist or immediately after the making, conversion or continuation of the Loan would exist;

(e) the fact that each of the representations and warranties contained in Article VI hereof shall be true and correct with the same force and effect as if made on and as of the date of the making, conversion, or continuation of such Loan, except to the extent that any thereof expressly relate to an earlier date; and

(f) the proceeds of such Loans will be issued to finance, in whole or in part, (i) the Acquisition of EDI Holdings Inc and/or (ii) another Acquisition disclosed to Agent on or prior to the Closing Date, in each case to the extent made in compliance with the provisions of this Agreement, and prior to borrowing such Loans, Borrower shall have provided to Agent a copy of the purchase agreement and other material agreements relating to any such Acquisition.

At no time shall Borrower request that Eurodollar Loans be outstanding for more than ten (10) different Interest Periods, at any time, and, if Base Rate Loans are outstanding, then Eurodollar Loans shall be limited to nine (9) different Interest Periods.

Each request by Borrower for the making, conversion or continuation of a Loan hereunder shall be deemed to be a representation and warranty by Borrower as of the date of such request as to the facts specified in (d), (e) and (f) above.

Each request for a Eurodollar Loan shall be irrevocable and binding on Borrower and Borrower shall indemnify Agent and the Banks against any loss or expense incurred by Agent or the Banks as a result of any failure by Borrower to consummate such transaction including, without limitation, any loss (including loss of anticipated profits) or expense incurred by reason of liquidation or re-employment of deposits or other funds acquired by the Banks to fund such Eurodollar Loan. A certificate as to the amount of such loss or expense submitted by the Banks to Borrower shall be conclusive and binding for all purposes, absent manifest error.

Section 2.03 Payments, Etc.

(a) Payments Generally. Each payment made hereunder by Borrower shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever.

(b) Payments in Dollars. With respect to (i) any Loan, or (ii) any other payment to Agent and the Banks that is not covered by subsection (a) hereof, all such payments (including prepayments) to Agent and the Banks of the principal of or interest on such Loan or other payment, including but not limited to principal, interest, fees or any other amount owed by Borrower under this Agreement, shall be made in Dollars. All payments described in this subsection (b) shall be remitted to Agent at its main office for the account of the Banks not later than 11:00 A.M. (Cleveland, Ohio time) on the due date thereof in immediately available funds. Any such payments received by Agent after 11:00 A.M. (Cleveland, Ohio time) shall be deemed to have been made and received on the next following Business Day.

(c) Payments Net of Taxes. All payments under this Agreement or any other Loan Document by Borrower or any other Obligor shall be made absolutely net of, without deduction or offset for, and altogether free and clear of, any and all present and future taxes, levies, deductions, charges and withholdings and all liabilities with respect thereto, under the laws of the United States of America or any foreign jurisdiction (or any state or political subdivision thereof), excluding income and franchise taxes imposed on any Bank (and withholding relating thereto) other than such income or franchise taxes arising solely from such Bank having executed, delivered or performed its obligations or received a payment under, or enforced the Loan Documents, under the laws of the United States of America or any foreign jurisdiction (or any state or political subdivision thereof). If Borrower or other Obligor is compelled by law to deduct any such taxes or levies (other than such excluded taxes) or to make any such other deductions, charges or withholdings, then Borrower or such Obligor, as the case may be, shall pay such additional amounts as may be necessary in order that the net payments after such deduction, and after giving effect to any United States or foreign jurisdiction (or any state or political subdivision thereof) income taxes required to be paid by the Banks in respect of such additional amounts, shall equal the amount of interest provided in Section 2.01 hereof for each Loan plus any principal then due. In each such case, Borrower shall provide to the applicable Bank evidence demonstrating that such taxes or levies have been paid.

(d) Payments to Banks. Upon Agent’s receipt of payments hereunder, Agent shall immediately distribute to each Bank its ratable share, if any, of the amount of principal, interest, and facility and other fees received by it for the account of such Bank. Each Bank shall record any principal, interest or other payment, the principal amounts of Base Rate Loans and Eurodollar Loans, the type of currency for each Loan, all prepayments and the applicable dates, including Interest Periods, with respect to the Loans made, and payments received by such Bank, by such method as such Bank may generally employ; provided, however, that failure to make any such entry shall in no way detract from the obligations of Borrower under the Notes. The aggregate unpaid amount of Loans, types of Loans, Interest Periods and similar information with respect to such Loans set forth on the records of Agent shall be rebuttably presumptive evidence with respect to such information, including the amounts of principal and interest owing and unpaid with respect to each Loan.

(e) Timing of Payments. Whenever any payment to be made hereunder, including, without limitation, any payment to be made on any Note, shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in each case be included in the computation of the interest payable on such Note; provided, however, that, with respect to any Eurodollar Loan, if the next succeeding Business Day falls in the succeeding calendar month, such payment shall be made on the preceding Business Day and the relevant Interest Period shall be adjusted accordingly.

Section 2.04 Prepayment.

(a) Right to Prepay. Borrower shall have the right, at any time or from time to time, to prepay, on a pro rata basis for all of the Banks, all or any part of the principal amount of the Loans then outstanding, as designated by Borrower, plus interest accrued on the amount so prepaid to the date of such prepayment; and

(b) Prepayment Fees.

(i) Prepayments of Base Rate Loans shall be without any premium or penalty;

(ii) In any case of prepayment (or, any assignment pursuant to Section 3.09(ii)) of a Eurodollar Loan (whether pursuant to Section 2.08 or otherwise), Borrower agree that if the reinvestment rate with respect to Eurodollars, of such Eurodollar Loan, as quoted by the money desk of Agent (the “Reinvestment Rate”), shall be lower than the LIBOR Rate applicable to the Eurodollar Loan that is intended to be prepaid (hereinafter, “Last LIBOR”), then the appropriate Borrower shall, upon written notice from Agent, promptly pay to Agent, for the account of each Bank, in immediately available funds, a prepayment fee equal to the product of (A) a rate (the “Prepayment Rate”) which shall be equal to the difference between the Last LIBOR and the Reinvestment Rate, times (B) the prepayment principal amount of the Eurodollar Loan that is to be prepaid, times (C) (1) the number of days remaining in the Interest Period of the Eurodollar Loan that is to be prepaid divided by (2) three hundred sixty (360) but no additional premium or penalty shall apply. In addition, Borrower shall immediately pay directly to Agent, for the account of the Banks, the amount of any additional costs or expenses (including, without limitation, cost of telex, wires, or cables) incurred by Agent or the Banks in connection with the prepayment, upon Borrower’s receipt of a written statement from Agent.

(c) Notice of Prepayment. Borrower shall give Agent written notice of prepayment of any Base Rate Loan by not later than 11:00 A.M. (Cleveland, Ohio time) on the Business Day such prepayment is to be made and written notice of the prepayment of any Eurodollar Loan not later than 1:00 P.M. (Cleveland, Ohio time) three (3) Business Days prior to the Business Day on which such prepayment is to be made.

(d) Minimum Amount. Each prepayment of a Eurodollar Loan by Borrower shall be in the aggregate principal amount of not less than Five Million Dollars ($5,000,000), except in the case of a mandatory prepayment in connection with Section 2.09(a) hereof or Article III hereof.

Section 2.05 Facility and Other Fees.

(a) Borrower shall pay to Agent, for the ratable account of the Banks a facility fee from the Closing Date to and including the Maturity Date, payable quarterly, at a rate per annum equal to (i) the Applicable Facility Fee Rate in effect on the date that such facility fee is due, times (ii) an amount equal to the aggregate un-borrowed amount of the Commitments plus the aggregate outstanding principal amount of all Loans. The facility fee shall be payable quarterly in arrears, on the last day of each calendar quarter and on the Maturity Date.

(b) Borrower shall pay to Agent, for its sole benefit, the fees set forth in the Agent Fee Letter.

Section 2.06 Reduction of Commitment.

(a) Voluntary Reductions. Borrower may at any time or from time to time permanently reduce in whole or ratably in part the Commitment to an amount not less than the then existing Exposure by giving Agent not fewer than three (3) Business Days’ notice of such reduction, provided that any such partial reduction shall be in an aggregate amount, for all of the Banks, of not less than Ten Million Dollars ($10,000,000), increased by increments of One Million Dollars ($1,000,000). Agent shall promptly notify each Bank of the date of each such reduction and such Bank’s proportionate share thereof. After each such reduction, the facility fees payable hereunder shall be calculated upon the Commitments as so reduced. If Borrower reduces in whole the Commitments, on the effective date of such reduction (Borrower having prepaid in full the unpaid principal balance, if any, of the Loans together with all interest and facility and other fees accrued and unpaid), all of the Notes shall be delivered to Agent marked

“Canceled” and Agent shall redeliver such Notes to Borrower. Any partial reduction in the Commitments shall be effective during the remainder of the Commitment Period.

(b) Mandatory Reduction for New Credit Facilities; If, after the date hereof, Borrower (i) enters into any binding agreement which provides for Indebtedness permitted pursuant to Section 5.07(i)(e) or (j) hereof to be available to be incurred by Borrower or (ii) establishes a Permitted Receivables Facility (“New Credit Facilities”), then the Commitment shall be automatically and immediately reduced by the principal amount available under such New Credit Facilities. Agent shall notify each Bank of such reduction and such Bank’s proportionate share thereof. After each such reduction the facility fees payable hereunder shall be calculated on the Commitment as so reduced.

Section 2.07 Computation of Interest and Fees; Default Rate. With the exception of Base Rate Loans, interest on Loans and facility and other fees and charges hereunder shall be computed on the basis of a year having three hundred sixty (360) days and calculated for the actual number of days elapsed. With respect to Base Rate Loans interest shall be computed on the basis of a year having three hundred sixty-five (365) days or three hundred sixty-six (366) days, as the case may be, and calculated for the actual number of days elapsed. Anything herein to the contrary notwithstanding, if an Event of Default shall occur and be continuing hereunder, at the option of Agent or the Required Banks, the principal of each Loan, the unpaid interest thereon and any other amounts owing hereunder shall bear interest, until paid, at the Default Rate. In no event shall the rate of interest hereunder exceed the maximum rate allowable by law.

Section 2.08 Mandatory Payment.

(a) If, at any time, the Exposure shall exceed the Total Commitment Amount, Borrower shall, as promptly as practicable, but in no event later than the next Business Day, prepay an aggregate principal amount of Loans sufficient to bring the aggregate outstanding principal amount of all such Loans within the Total Commitment Amount.

(b) If, after the date hereof, Borrower receives any cash proceeds from any New Credit Facilities, then immediately upon receipt of such cash proceeds, Borrower shall repay an aggregate principal amount of the Loans in an amount equal to such cash proceeds.

(c) Any prepayment of a Eurodollar Loan pursuant to this Section 2.08 shall be subject to the prepayment fees set forth in Section 2.04 hereof and, if applicable, Article III hereof.

ARTICLE III.

INCREASED CAPITAL; TAXES, ETC.

Section 3.01 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit,

compulsory loan, insurance charge or similar requirement (on a net basis) against assets of, deposits with or for the account of, or credit extended or participated in by, any Bank (except any reserve requirement reflected in the LIBOR Rate);

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(iii) impose on any Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Bank or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Bank or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Bank, or such other Recipient of participating in, or to reduce the amount of any sum received or receivable by such Bank or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Bank or other Recipient, Borrower will pay to such Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Certificates for Reimbursement. A certificate of a Bank setting forth the amount or amounts necessary to compensate such Bank or its holding company, as the case may be, as specified in paragraph (a) of this Section and delivered to Borrower, shall be conclusive absent manifest error. Borrower shall pay such Bank, the amount shown as due on any such certificate within 10 days after receipt thereof.

(c) Delay in Requests. Failure or delay on the part of any Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Bank’s right to demand such compensation; provided that Borrower shall not be required to compensate a Bank pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Bank notifies Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 3.02 Tax Law, Etc.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by Borrower. Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by Borrower. Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Bank (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Bank, shall be conclusive absent manifest error.

(d) Indemnification by the Banks. Each Bank shall severally indemnify the Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Bank (but only to the extent that Borrower have not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so), (ii) any Taxes attributable to such Bank’s failure to comply with the provisions of Section 10.10 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Bank, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Bank by the Agent shall be conclusive absent manifest error. Each Bank hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Bank under any Loan Document or otherwise payable by the Agent to the Bank from any other source against any amount due to the Agent under this paragraph (d).

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 3.03, Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(f) Status of Banks. (i) Any Bank that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and the Agent, at the time or times reasonably requested by Borrower or the Agent, such properly completed and executed documentation reasonably requested by Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Bank, if reasonably requested by Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or the Agent as will enable Borrower or the Agent to determine whether or not such Bank is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.03(f), (ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Bank’s reasonable judgment such completion, execution or submission would subject such Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Bank.

(ii) Without limiting the generality of the foregoing.

(A) any Bank that is a U.S. Person shall deliver to Borrower and the Agent on or prior to the date on which such Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Agent), executed originals of IRS Form W-9 certifying that such Bank is exempt from U.S. federal backup withholding tax;

(B) any Foreign Bank shall, to the extent it is legally entitled to do so, deliver to Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Agent), whichever of the following is applicable:

(i) in the case of a Foreign Bank claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Bank claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Bank is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(iv) to the extent a Foreign Bank is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate acceptable to Borrower, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Bank is a partnership and one or more direct or indirect partners of such Foreign Bank are claiming the portfolio interest exemption, such Foreign Bank may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(C) any Foreign Bank shall, to the extent it is legally entitled to do so, deliver to Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or the Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Bank under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or the Agent as may be necessary for Borrower and the Agent to comply with their obligations under FATCA and to determine that such Bank has complied with such Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Bank agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and the Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.03 (including by the payment of additional amounts pursuant to this Section 3.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 3.02, Sections 3.01, 3.04 and 3.07 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 3.03 Eurodollar Deposits Unavailable or Interest Rate Unascertainable. In respect of any Eurodollar Loan, in the event that Agent shall have determined that for Eurodollar Loans, that Dollar deposits in the relevant amount for the relevant Interest Period for such Eurodollar Loan are not available to Agent in the applicable Eurodollar market, or that, by reason of circumstances affecting such market, adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate applicable to such Interest Period, as the case may be, Agent shall promptly give notice of such determination to Borrower and (a) any notice of a new Eurodollar Loan (or conversion of an existing Base Rate Loan to a Eurodollar Loan) previously given by any Borrower and not yet borrowed (or converted, as the case may be) shall be deemed a notice to make a Base Rate Loan, and (b) Borrower shall be obligated either to prepay, or with respect to a Eurodollar Loan, to convert to a Base Rate Loan, any outstanding Eurodollar Loan on the last day of the then current Interest Period with respect thereto.

Section 3.04 Indemnity. Without prejudice to any other provisions of this Article III, Borrower hereby agrees to indemnify each Bank against any loss or expense that such Bank may sustain or incur as a consequence of any default by Borrower in payment when due of any amount hereunder in respect of any Eurodollar Loan, including, but not limited to, any loss of profit, premium or penalty incurred by such Bank in respect of funds borrowed by it for the purpose of making or maintaining such Eurodollar Loan, as determined by such Bank in the exercise of its sole but reasonable discretion. A certificate as to any such loss or expense shall be promptly submitted by such Bank to the appropriate Borrower and shall, in the absence of manifest error, be conclusive and binding as to the amount thereof.

Section 3.05 Changes in Law Rendering Eurodollar Loans Unlawful. If at any time any Change in Law shall make it unlawful for any Bank to fund any Eurodollar Loan that it is committed to make hereunder, the commitment of such Bank to fund such Eurodollar Loan shall, upon the happening of such event, forthwith be suspended for the duration of such illegality, and such Bank shall by written notice to Borrower and Agent declare that its commitment with respect to such Eurodollar Loan has been so suspended and, if and when such illegality ceases to exist, such suspension shall cease and such Bank shall similarly notify Borrower and Agent. If any such change shall make it unlawful for any Bank to continue in effect the funding in the applicable Eurodollar or Alternate Currency market, as the case may be, of any Eurodollar Loan previously made by it hereunder, such Bank shall, upon the happening of such event, notify Borrower, Agent and the other Banks thereof in writing stating the reasons therefor, and the appropriate Borrower shall, on the earlier of (a) the last day of the then current Interest Period or (b) if required by such law, regulation or interpretation, on such date as shall be specified in such notice, either convert such Eurodollar Loan (if a Eurodollar Loan) to a Base Rate Loan or prepay such Eurodollar Loan to the Banks in full. Any such prepayment or conversion shall be subject to the prepayment fees described in Section 2.05 hereof.

Section 3.06 Funding. Each Bank may, but shall not be required to, make Eurodollar Loans hereunder with funds obtained outside the United States or, in connection with any Loans to be made to any Foreign Borrower, such Loans may be made through a branch or affiliate of any Bank.

Section 3.07 Capital Adequacy. If any Bank shall have determined, after the Closing Date, that a Change in Law affecting such Bank or any lending office of such Bank, if any, regarding capital adequacy (whether or not having the force of law), has or will have the effect of reducing the rate of return on such Bank’s capital as a consequence of its obligations hereunder to a level below that which such Bank could have achieved but for such Change in Law (taking into consideration such Bank’s policies or the policies of its holding company with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within fifteen (15) days after demand by such Bank (made within one hundred eighty (180) days of such Bank becoming aware of the reason giving rise to such demand), with a copy to Agent, Borrower shall pay to such Bank such additional amount or amounts as shall compensate such Bank for such reduction. Each Bank shall designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods. Failure on the part of any Bank to demand compensation for any reduction in return on capital with respect to any period shall not constitute a waiver of such Bank’s rights to demand compensation for any reduction in return on capital in such period or in any other period. The protection of this Section shall be available to each Bank regardless of any possible contention of the invalidity or inapplicability of the law, regulation or other condition that shall have been imposed.

Section 3.08 Application of Provisions. Notwithstanding anything in this Agreement to the contrary, no Bank shall demand compensation for any reduction referred to in Sections 3.01, 3.02, 3.03 or 3.07 hereof if it shall not at the time be the general policy or practice of such Bank to demand such compensation, payment or reimbursement in similar circumstances under comparable provisions of other credit agreements.

Section 3.09 Replacement of Banks. If any Bank requests compensation under Section 3.01 or Section 3.07, or if Borrower is required to pay any Indemnified Taxes or additional amounts to any Bank or any Governmental Authority for the account of any Bank pursuant to Section 3.03 and, in each case, such Bank has declined or is unable to designate a different lending office in accordance with Section 3.01(b) or 3.07 or if any Bank is a Non-Consenting Bank, then Borrower may, at its sole expense and effort, upon notice to such Bank and the Agent, require such Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.08), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.01, Section 3.07 or Section 3.02) and obligations under this Agreement and the related Loan Documents to an

Eligible Assignee that shall assume such obligations (which assignee may be another Bank, if a Bank accepts such assignment); provided that:

(i) Borrower shall have paid to the Agent the assignment fee (if any) specified in Section 10.10;

(ii) such Bank shall have received payment of an amount equal to the outstanding principal of its Loans accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.04) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 3.01, Section 3.07 or payments required to be made pursuant to Section 3.02, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with applicable law; and

(v) in the case of any assignment resulting from a Bank becoming a Non-Consenting Bank, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Bank shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Bank or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

ARTICLE IV.

CONDITIONS PRECEDENT

The effectiveness of this Agreement and the obligation of the Banks to make the first Loan is subject to Borrower, satisfying each of the following conditions:

Section 4.01 Loan Documents. Borrower shall have executed and delivered to (i) Agent, this Agreement, each of the Loan Documents, and (ii) each Bank, its Note.

Section 4.02 Officer’s Certificate, Resolutions, Organizational Documents. Borrower shall have delivered to each Bank an officer’s certificate certifying the names of the officers of Borrower authorized to sign the Loan Documents, together with the true signatures of such officers and certified copies of (a) the resolutions of the board of directors of Borrower evidencing authorization of the transactions contemplated by the Loan Documents, and (b) the Organizational Documents of Borrower.

Section 4.03 Legal Opinion. Borrower shall have delivered to Agent an opinion of counsel for Borrower, in form and substance satisfactory to Agent and the Required Banks.

Section 4.04 Good Standing Certificate. Borrower shall have delivered to Agent a good standing certificate, issued on or about the Closing Date by the Secretary of State of Ohio.

Section 4.05 Agent Fee Letter; Legal Fees. Borrower shall have (a) paid to Agent, for its sole benefit, the fees described in the Agent Fee Letter, (b) paid to Agent, for the account of the Banks, the fees agreed to by Borrower and the Banks, and (c) paid all legal fees and expenses of Agent in connection with the preparation and negotiation of the Loan Documents.

Section 4.06 Closing Certificate. Borrower shall have delivered to Agent and the Banks an officer’s certificate certifying that, as of the Closing Date, (a) all conditions precedent set forth in this Article IV have been satisfied, (b) no Default or Event of Default exists nor immediately after the making of the first Loan will exist, and (c) each of the representations and warranties contained in Article VI hereof are true and correct as of the Closing Date.

Section 4.07 No Material Adverse Change. No material adverse change, in the opinion of Agent, shall have occurred in the financial condition or operations of the Companies since October 31, 2011.

Section 4.08 Miscellaneous. Borrower shall have provided to Agent and the Banks such other items and shall have satisfied such other conditions as may be reasonably required by Agent or the Banks.

ARTICLE V.

COVENANTS

Borrower agrees that, so long as the Commitment remains in effect and thereafter until all of the Debt shall have been paid in full, Borrower shall perform and observe, and shall cause each other Company to perform and observe, each of the following provisions:

Section 5.01 Money Obligations. Borrower covenants that it will, and shall cause each of its Subsidiaries to, pay in full (a) prior in each case to the date when penalties would attach, all taxes, assessments and governmental charges and levies (except only those so long as and to the extent that the same shall be contested in good faith by appropriate and timely proceedings and for which adequate reserves have been established in accordance with GAAP) for which it may be or become liable or to which any or all of its properties may be or become subject and the failure to pay would have a Material Adverse Effect; (b) all of its wage obligations to any employees required to be paid in compliance with the Fair Labor Standards Act (29 U.S.C. §§206-207) or any comparable provisions and the failure to pay would have a Material Adverse Effect; and (c) all of its other obligations calling for the payment of money (except only those so long as and to the extent that the same shall be contested in good faith and for which adequate reserves have been established in accordance with GAAP) before such payment becomes overdue and the failure to pay (i) would constitute a Default or Event of Default hereunder or (ii) have a Material Adverse Effect.

Section 5.02 Financial Statements. Borrower covenants that it will deliver to each Bank:

(a) within forty-five (45) days after the end of each of the first three (3) quarter- annual periods of each fiscal year of Borrower, balance sheets of Borrower as of the end of such period and statements of income (loss), stockholders’ equity and cash flow for the quarter and fiscal year to date periods, all prepared on a Consolidated basis, in accordance with GAAP and in form and detail satisfactory to the Required Banks and certified by a Financial Officer of Borrower;

(b) within ninety (90) days after the end of each fiscal year of Borrower, (i) an annual audit report of Borrower for that year prepared on a Consolidated and consolidating (but only as to Borrower and its Subsidiaries) basis, in accordance with GAAP, and in form and detail satisfactory to the Required Banks and certified by an independent public accountant satisfactory to the Required Banks, which report shall include balance sheets and statements of income (loss), stockholders’ equity and cash-flow for that period, provided that delivery of Borrower’s annual report for any fiscal year of Borrower on Form 10-K as filed with the SEC shall satisfy the requirements of this subpart (b)(i), and (ii) a certificate by such accountant setting forth the Defaults and Events of Default coming to its attention during the course of its audit or, if none, a statement to that effect;

(c) concurrently with the delivery of the financial statements in (a) and (b) above, a Compliance Certificate;

(d) as soon as available, copies of all notices, reports, definitive proxy statements and other documents that are publicly available and sent by Borrower to its shareholders, to the holders of any of its debentures or bonds or the trustee of any indenture securing the same or pursuant to which they are issued, or sent by Borrower (in final form) to any securities exchange or over the counter authority or system, or to the SEC or any similar federal agency having regulatory jurisdiction over the issuance of Borrower’s securities; provided that publication of any of the foregoing items with the SEC shall satisfy the requirements of this subpart (d); and

(e) within ten (10) days of the written request of Agent or any Bank (with such request being made through Agent), such other information about the financial condition, properties and operations of any Company as Agent may from time to time reasonably request (but subject to any applicable law and, upon request of Borrower, subject to customary confidentiality provisions), which information shall be submitted in form and detail satisfactory to Agent and certified by a Financial Officer of the Company or Companies in question.

Documents required to be delivered pursuant to Section 5.08(a) or (b) (to the extent that any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Borrower posts such documents, or provides a link thereto on Borrower’s website on the Internet at the website address; or (ii) on which such documents are posted on Borrower’s behalf on an Internet website, if any, to which each Bank and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that: (i) Borrower shall deliver paper copies of such documents to the Agent or any Bank that requests Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Agent or such Bank and (ii) Borrower shall notify the Agent and each Bank (by telecopier or electronic mail) of the posting of any such documents and provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents.

Section 5.03 Records. Borrower covenants that it will, and will cause each Subsidiary to, at all times maintain true and complete records and books of account, including, without limiting the generality of the foregoing, appropriate reserves for possible losses and liabilities, all in accordance with GAAP, and at all reasonable times (during normal business hours and upon notice to such Company) permit Agent, or any representative of Agent, to examine that Company’s books and records and to make excerpts therefrom and transcripts thereof.

Section 5.04 Franchises. Borrower will and shall cause each of its Subsidiaries to preserve and maintain at all times its existence, rights and franchises, except as otherwise permitted pursuant to Section 5.09 hereof; provided that Borrower shall not be required to preserve or maintain such rights or franchises where the failure to do so will not have a Material Adverse Effect.

Section 5.05 ERISA Compliance. None of Borrower or its Subsidiaries shall incur any material accumulated funding deficiency within the meaning of ERISA, or any material liability to the PBGC, established thereunder in connection with any ERISA Plan. Borrower shall promptly notify each Agent of any material taxes assessed, proposed to be assessed or that Borrower has reason to believe may be assessed against Borrower or any of its Subsidiaries by the Internal Revenue Service with respect to any ERISA Plan. As used in this Section “material” means the measure of a matter of significance that shall be determined as being an amount equal to five percent (5%) of the Consolidated Total Assets of Borrower.

Section 5.06 Financial Covenants.

(a) Leverage Ratio. Borrower covenants that it shall not suffer or permit the Leverage Ratio to exceed 3.50 to 1.00.

(b) Interest Coverage Ratio. Borrower covenants that it shall not suffer or permit the Interest Coverage Ratio to be less than 3.00 to 1.00.

Section 5.07 Indebtedness. Borrower covenants that it will not and shall not permit any of its Subsidiaries to create, incur or have outstanding any Indebtedness of any kind; provided, that this Section 5.07 shall not apply to:

(a) Loans or any Indebtedness under this Agreement;

(b) the unsecured Indebtedness under the Existing Syndicated Credit Agreement in on aggregate principal amount not to exceed Five Hundred Million Dollars $500,000,000;

(c) the unsecured Indebtedness of Borrower under the 2008 Note Purchase Agreement in an aggregate principal amount not to exceed Fifty Million Dollars ($50,000,000);

(d) the unsecured Indebtedness of Borrower under the 2011 NYLIM Note Purchase Agreement in an aggregate principal amount not to exceed One Hundred Fifty Million Dollars ($150,000,000);

(e) the unsecured Indebtedness under the 2012 Senior Notes Purchase Agreements in an aggregate amount not to exceed Two Hundred Million Dollars ($200,000,000);

(f) the unsecured Indebtedness of Borrower owing to The Bank of Tokyo-Mitsubishi UFJ, Ltd. up to the Dollar Equivalent of One Billion Japanese Yen (¥1,000,000,000);

(g) loans or capital leases to Borrower or any of its Subsidiaries for the purchase or lease of fixed assets, which loans or leases are secured by the assets being purchased or leased, so long as the aggregate then outstanding principal amount of all such loans and leases for Borrower and its Subsidiaries do not exceed the greater of (a) One Hundred Million Dollars ($100,000,000) and (b) an amount equal to five percent (5%) of Consolidated Total Assets at any time;

(h) Indebtedness owed by Borrower or a Subsidiary (other than the Receivables Subsidiary) to Borrower or another Subsidiary (other than the Receivables Subsidiary);

(i) Indebtedness of the Receivables Subsidiary under the Permitted Receivables Facility, so long as (a) the funded amount, together with any other Indebtedness thereunder, does not exceed the greater of (1) Two Hundred Million Dollars ($200,000,000) and (2) an amount equal to ten percent (10%) of Consolidated Total Assets at any time, and (b) Borrower provides a copy of the documents evidencing such transaction to the Agent; and

(j) additional Indebtedness of Borrower or any Subsidiary, to the extent not otherwise permitted pursuant to any of the foregoing clauses of this Section 5.07, so long as (i) Borrower will be in pro forma compliance as of the applicable measurement period with Section 5.06 hereof after giving effect to the incurrence of such Indebtedness and (ii) no Event of Default shall exist prior to or after giving effect to the incurrence of any such Indebtedness.

Section 5.08 Liens. Borrower covenants and warrants that it will not, and will not permit any Subsidiary to create, assume or suffer to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired; provided that this Section 5.08 shall not apply to the following:

(a) Liens for taxes not yet due or that are being actively contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;

(b) other statutory Liens incidental to the conduct of its business or the ownership of its property and assets that (a) were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and (b) do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business

(c) easements or other minor defects or irregularities in title of real property not interfering in any material respect with the use of such property in the business of Borrower or any of its Subsidiaries;

(d) any Lien granted to Agent, for the benefit of the Banks;

(e) Liens on fixed assets securing the loans or capital leases pursuant to Section 5.07(g) hereof, provided that such Lien only attaches to the property being acquired or leased plus any such Liens existing on the date hereof;

(f) Liens on the Receivables Related Assets in connection with the Permitted Receivables Facility securing the obligations under the Permitted Receivables Facility; and

(g) any other Liens, to the extent not otherwise permitted pursuant to clauses (a) through (f) hereof, so long as the aggregate then outstanding amount of Priority Indebtedness does not exceed at any time, for Borrower and all Subsidiaries, an amount equal to fifteen percent (15%) of Consolidated Total Assets.

Borrower shall not, and shall not permit any Subsidiary (other than the Receivables Subsidiary) to, enter into any Material Indebtedness Agreement (other than any contract or agreement entered into in connection with the Indebtedness permitted to be incurred pursuant to paragraph 5.07(b), (c), (d), (e), (f), (g) (but only with respect to the assets the subject thereof) or (j) hereof) that would prohibit Agent or the Banks from acquiring a security interest, mortgage or other Lien on, or a collateral assignment of, any of the property or assets of Borrower or any of Subsidiaries.

Section 5.09 Merger and Sale of Assets. Borrower covenants that it will not, and will not permit any Subsidiary to, merge or consolidate with any other Person, or sell, lease or transfer or otherwise dispose of any assets to any Person other than in the ordinary course of business, except that, if no Default or Event of Default shall then exist or immediately thereafter shall begin to exist:

(a) any Subsidiary (other than the Receivables Subsidiary) may merge with (a) Borrower (provided that Borrower shall be the continuing or surviving Person), or (b) any other Subsidiary (other than the Receivables Subsidiary);

(b) Borrower may sell, lease, transfer or otherwise dispose of any of its assets to any Subsidiary (other than the Receivables Subsidiary) and any Subsidiary (other than the Receivables Subsidiary) may sell, lease, transfer or otherwise dispose of any of its assets to (a) Borrower, or (b) any Subsidiary (other than the Receivables Subsidiary);

(c) in addition to any sale, lease, transfer or other disposition permitted pursuant to clauses (a) and (b) above, Borrower and any Subsidiary may sell accounts receivables and related rights to the Receivables Subsidiary in connection with the Permitted Receivables Facility;

(d) any merger or consolidation that constitutes an Acquisition permitted pursuant to Section 5.10 hereof; and

(e) in addition to any sale, lease, transfer or other disposition permitted pursuant to clauses (a) through (d) above, Borrower or any Subsidiary (other than the Receivables Subsidiary) may sell, lease, transfer or otherwise dispose of any of its assets to any Person so long as the aggregate amount of all such assets sold, leased, transferred or otherwise disposed of by Borrower and all of its Subsidiaries does not exceed an amount equal to eleven percent (11.0%) of Consolidated Total Assets during any two consecutive fiscal years of Borrower.

Section 5.10 Acquisitions. Borrower covenants that it will not, and will not permit any Subsidiary to, effect an Acquisition, except that Borrower or any Subsidiary (other than the Receivables Subsidiary) may effect any Acquisition provided that (a) if such Acquisition is a merger or consolidation with Borrower, Borrower shall be the surviving entity and if such Acquisition is a merger or consolidation with a Subsidiary, then the surviving entity shall be a Subsidiary on the consummation thereof; (b) the Board of Directors (or equivalent governing body) of the Person acquired shall have approved such Acquisition; and (c) no Default or Event of Default shall then exist or immediately thereafter shall begin to exist.

Section 5.11 Affiliate Transactions. Borrower covenants that it will not, and will not permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Borrower or its Subsidiaries on terms that are less favorable to Borrower or such Subsidiary, as the case may be, than those that might be obtained at the time in a transaction with a non-Affiliate; provided, however, that the foregoing shall not prohibit (i) the payment of customary and reasonable directors’ fees to directors who are not employees of Borrower or its Subsidiaries or any Affiliate thereof; or (ii) any transaction, including, but not limited to the transactions contemplated pursuant to the Permitted Receivables Facility, between Borrower and an Affiliate that Borrower reasonably determines in good faith is beneficial to Borrower and its Affiliates as a whole and that is not entered into for the purpose of hindering the exercise by the Agent or any Bank of its rights or remedies under this Agreement or any other Loan Document.

Section 5.12 Regulations U and X. No Company shall take any actions that would result in any non-compliance of the Loans with Regulations U and X, or any other applicable regulation, of the Board of Governors of the Federal Reserve System.

Section 5.13 Notice. Borrower covenants that it will promptly notify the Agent and the Banks whenever, to the knowledge of a Financial Officer (a) any Default or Event of Default is likely to occur hereunder, or (b) any default, or event with which the passage of time or the giving of notice, or both, would cause a default, shall have occurred under any Material Indebtedness Agreement (including, without limitation, the Note Purchase Agreements so long as each is a Material Indebtedness Agreement).

Section 5.14 Environmental Compliance. Except where the failure to do so would not have or result in a Material Adverse Effect, Borrower covenants that it will, and shall cause each Subsidiary to, (i) comply in all respects with any and all Environmental Laws including, without limitation, all Environmental Laws in jurisdictions in which Borrower or any Subsidiary owns or operates a facility or site, arranges for disposal or treatment of hazardous substances, solid waste or other wastes, accepts for transport any hazardous substances, solid waste or other wastes or holds any interest in real property or otherwise and (ii) not allow the release or disposal of hazardous waste, solid waste or other wastes on, under or to any real property in which Borrower or any of its Subsidiaries holds any interest or performs any of its operations, in violation of any Environmental Law. Borrower shall defend, indemnify and hold the Agent and the Banks harmless against all costs, expenses, claims, damages, penalties and liabilities of every kind or nature whatsoever (including attorneys’ fees) arising out of or resulting from the noncompliance of Borrower or any of its Subsidiaries with any Environmental Law. Such indemnification shall survive any termination of this Agreement.

Section 5.15 Restricted Payments. Borrower covenants that it will not make or commit itself to make any Restricted Payment if an Default or Event of Default shall then exist or immediately thereafter shall begin to exist.

Section 5.16 Use of Proceeds. Borrower’s use of the proceeds of the Loans shall be solely as required in Section 2.02(f) hereof.

Section 5.17 Restrictive Agreements. Except as set forth in this Agreement, Borrower covenants that it will not, and will not permit any Subsidiary (excluding the Receivable Subsidiary) to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary (excluding the Receivables Subsidiary) to (a) make, directly or indirectly, any Capital Distribution to Borrower; (b) make, directly or indirectly, loans or advances or capital contributions to Borrower; or (c) transfer, directly or indirectly, any of the properties or assets of such Subsidiary (excluding the Receivables Subsidiary) to Borrower, except for such encumbrances or restrictions existing under or by reason of (1) applicable law, (2) customary non-assignment provisions in leases or other agreements entered in the ordinary course of business and consistent with past practices, (3) customary restrictions in security agreements or mortgages securing Indebtedness of Borrower or its Subsidiaries to the extent such restrictions only restrict the transfer of the property subject to such security agreement or mortgage or (4) customary and reasonable restrictions in agreements necessary to obtain loans and credit facilities so long as such restrictions do not materially encumber the ability of the Subsidiaries taken as a whole to make Capital Distributions.

Section 5.18 Guaranties of Payment; Guaranty Under Material Indebtedness Agreement. Borrower covenants that it will not permit any Subsidiary to become a Guarantor in respect of any Indebtedness under a Material Indebtedness Agreement (including, without limitation, the Note Purchase Agreements, so long as each is a Material Indebtedness Agreement) unless, prior to or concurrently therewith (i) Borrower shall have caused each such Subsidiary to execute and deliver to the Agent and the Banks a Guaranty of Payment, in form and substance substantially similar to form of guaranty furnished under such Material Indebtedness Agreement and otherwise completed in a manner satisfactory to the Agent, accompanied by a certificate of the Secretary or Assistant Secretary of such Subsidiary certifying such Subsidiary’s charter and by-laws (or comparable governing documents), resolutions of the board of directors (or comparable governing body) of such Subsidiary authorizing the execution and delivery of such Guaranty Agreement and incumbency and specimen signatures of the officers of such Subsidiary executing such documents and (ii) if any holder of any Indebtedness under the Material Indebtedness Agreement shall be or become a party to an intercreditor agreement with any other holder of any Indebtedness under any other Material Indebtedness Agreement, then all holders of Indebtedness under any other Material Indebtedness Agreement with respect to which any Subsidiary is a Guarantor shall have entered into an intercreditor agreement in form and substance customary and appropriate for such agreement and otherwise reasonably satisfactory to the Agent.

Section 5.19 Pari Passu Ranking. Borrower covenants that its obligations under this Agreement shall, and that it will, and will cause each Subsidiary to, take all necessary action to ensure that the obligations of Borrower under this Agreement shall, at all times rank at least pari passu in right of payment (to the fullest extent permitted by law) with all other senior unsecured Indebtedness of Borrower and its Subsidiaries.

Section 5.20 Terrorism Sanctions Regulations. Borrower covenants that it will not, and will not permit any Subsidiary to, (i) become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti Terrorism Order or (ii) be in violation of any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list, Executive Order No. 13224 or the USA Patriot Act) that prohibits or limits the conduct of business with or the receiving of funds, goods or services to or for the benefit of certain Persons specified therein or that prohibits or limits any Bank from making Loans hereunder to any Borrower or from otherwise conducting business with Borrower or any Subsidiaries

Section 5.21 Most Favored Lender. Borrower covenants that it will not amend, modify or waive (an “Amendment”) any term or provision of the Existing Syndicated Credit Agreement that is also contained in this Agreement or amend the Existing Syndicated Credit Agreement to add any additional term or provision thereto (any such modified, waived or added term or provision, an “MFL Provision”) unless, prior to the effectiveness of such Amendment, Borrower has notified Agent of such Amendment and, if requested by Agent, caused to be executed and delivered, reasonably simultaneously with the effectiveness of such Amendment to the Existing Syndicated Credit Agreement at Borrower’s expense (including the reasonable fees and expenses of counsel for Agent), an amendment to this Agreement, in form and substance satisfactory to Agent and the Required Bank(s), to similarly amend such term or provision in this Agreement or to add such term or provision to this Agreement, as the case may be. If, as a result of this Section 5.21, either (i) this Agreement is amended to change or add any MFL Provision or (ii) any MFL Provision in the Existing Syndicated Credit Agreement is amended to a less restrictive level (including eliminated) or (b) Borrower and its Subsidiaries are no longer bound by the amended or added covenant in the such Existing Syndicated Credit Agreement that caused such MFL Provision to be amended or added to this Agreement, as the case may be, and provided that (a) no Default or Event of Default then exists, and (b) if any Credit Related Fee has been given to any party to such Existing Syndicated Credit Agreement in connection with any Amendment, the Banks shall have received such Credit Related Fee in a proportionate amount based upon the relative Commitments and outstanding principal amount of the Loans under this Agreement and of the Indebtedness outstanding under the Existing Syndicated Credit

Agreement, then this Agreement shall, without any further action on the part of Borrower or any Bank, be deemed to be amended automatically to amend or to delete such MFL Provisions. For purposes hereof, a “Credit Related Fee” with respect to any Amendment shall mean any fee paid or increase in the then applicable interest rate or interest rate margins in connection with such Amendment; provided that any amounts paid (1) for the reimbursement of out-of-pocket expenses relating to preparing such amendment, (2) for an extension in the ordinary course of the term of the Existing Syndicated Credit Agreement, or (3) to the extent paid to the agent(s) for the lenders under the Existing Syndicated Credit Agreement in such agent’s capacity as such or for out-of-pocket fees and expenses of the agent(s) on its behalf or on behalf of other lenders, shall not be “Credit Related Fees”.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES

Borrower and each other Borrower solely as to itself represents and warrants that the statements set forth in this Article VI are true, correct and complete.

Section 6.01 Organization; Subsidiary Preferred Equity. Borrower is a corporation duly organized and existing in good standing under the laws of the State of Ohio, and each Subsidiary is duly organized and existing in good standing under the laws of the jurisdiction in which it is organized. Borrower and each of its Subsidiaries have duly qualified or been duly licensed, and are authorized to do business and are in good standing, in each jurisdiction in which the ownership of their respective properties or the nature of their respective businesses makes such qualification or licensing necessary and in which the failure to be so qualified or licensed could be reasonably likely to have a Material Adverse Effect. No Subsidiary has any outstanding shares of any class of capital stock or other equity interests which has priority over any other class of capital stock or other equity interests of such Subsidiary as to dividends or distributions or in liquidation except as may be owned beneficially and of record by Borrower or a Wholly-Owned Subsidiary. Each Subsidiary’s legal name and its state or jurisdiction of organization has been set forth in Borrower’s most recent annual report on Form 10-K (excluding for any Subsidiary organized or no longer in existence since the date thereof). As of the date of this Agreement, no Subsidiary is a Guarantor with respect to any Indebtedness under the any Material Indebtedness Agreement.

Section 6.02 Power and Authority. Borrower and each Subsidiary has all requisite corporate, limited liability company or partnership, as the case may be, power to own or hold under lease and operate their respective properties which it purports to own or hold under lease and to conduct its business as currently conducted and as currently proposed to be conducted. Borrower has all requisite corporate power to execute, deliver and perform its obligations under this Agreement and other Loan Documents. The execution, delivery and performance of this Agreement and the other Loan Documents has been duly authorized by all requisite corporate action, and this Agreement and the other Loan Documents have been duly executed and delivered by authorized officers of Borrower and are valid obligations of Borrower, legally binding upon and enforceable against Borrower in accordance with their terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity

(regardless of whether such enforceability is considered in a proceeding in equity or at law). The execution, delivery and performance of the Loan Documents will not violate any applicable law, conflict with or result in any breach in any of the provisions of, or constitute a default under, or result in the creation of any Lien (other than Liens permitted under Section 5.08 hereof) upon any assets or property of any Company under the provisions of such Company’s Organizational Documents or any agreement.

Section 6.03 Compliance with Laws. Each Company:

(a) holds permits, certificates, licenses, orders, registrations, franchises, authorizations, and other approvals from federal, state, local, and foreign governmental and regulatory bodies necessary for the conduct of its business and is in compliance with all applicable laws relating thereto except where the failure to do so would not have a Material Adverse Effect;

(b) is in compliance with all federal, state, local, or foreign applicable statutes, rules, regulations, and orders including, without limitation, those relating to environmental protection, occupational safety and health, and equal employment practices, except where the failure to do so would not have a Material Adverse Effect; and

(c) is not in violation of or in default under any agreement to which it is a party or by which its assets are subject or bound, except to the extent that any such violation or default would not have a Material Adverse Effect.

Section 6.04 Litigation and Administrative Proceedings. Except as disclosed on Schedule 6.04 hereto, as to any of which, individually or in the aggregate, if determined adversely, would not have a Material Adverse Effect, there are (a) no lawsuits, actions, investigations, or other proceedings pending or threatened against any Company, or in respect of which any Company may have any liability, in any court or before any governmental authority, arbitration board, or other tribunal, (b) no orders, writs, injunctions, judgments, or decrees of any court or government agency or instrumentality to which any Company is a party or by which the property or assets of any Company are bound, and (c) no grievances, disputes, or controversies outstanding with any union or other organization of the employees of any Company, or threats of work stoppage, strike, or pending demands for collective bargaining.

Section 6.05 Title to Assets. Each Company has good title to and ownership of all property it purports to own, which property is free and clear of all Liens, except those permitted under Section 5.08 hereof or which the failure to have good title would not have a Material Adverse Effect.

Section 6.06 Liens and Security Interests. On and after the Closing Date, except for Liens permitted pursuant to Section 5.08 hereof, (a) there is no financing statement outstanding covering any personal property of any Company, other than a financing statement in favor of Agent, for the benefit of the Banks, if any; (b) there is no mortgage outstanding covering any real property of any Company, other than a mortgage in favor of Agent, for the benefit of the Banks, if any; and (c) no real or personal property of any Company is subject to any security interest or

Lien of any kind other than any security interest or Lien that may be granted to Agent, for the benefit of the Banks. No Company (other than the Receivables Subsidiary) has entered into any contract or agreement that exists on or after the Closing Date (other than any contract or agreement entered into in connection with the Indebtedness permitted to be incurred pursuant to Section 5.07 (b), (c), (d), (e), (f), (g) (but only with respect to the assets the subject thereof) or (i) hereof) that would prohibit Agent or the Banks from acquiring a security interest, mortgage or other Lien on, or a collateral assignment of, any of the property or assets of any Company.

Section 6.07 Tax Returns. All foreign, federal, state and local tax returns and other reports required by law to be filed in respect of the income, business, properties and employees of each Company have been filed and all taxes, assessments, fees and other governmental charges that are due and payable have been paid, except as otherwise permitted herein or the failure to do so does not and will not cause or result in a Material Adverse Effect. The provision for taxes on the books of each Company is adequate for all years not closed by applicable statutes and for the current fiscal year.

Section 6.08 Environmental Laws. Each Company is in compliance with any and all Environmental Laws, including, without limitation, all Environmental Laws in all jurisdictions in which any Company owns or operates, or has owned or operated, a facility or site, arranges or has arranged for disposal or treatment of hazardous substances, solid waste or other wastes, accepts or has accepted for transport any hazardous substances, solid waste or other wastes or holds or has held any interest in real property or otherwise, except where the failure to so comply would not have a Material Adverse Effect. Except as disclosed on Schedule 6.08 hereto, no litigation or proceeding arising under, relating to or in connection with any Environmental Law is pending or, to the best knowledge of each Company, threatened, against any Company, any real property in which any Company holds or has held an interest or any past or present operation of any Company that, if determined adversely, would have a Material Adverse Effect. No release, threatened release or disposal of hazardous waste, solid waste or other wastes is occurring, or has occurred (other than those that are currently being cleaned up in accordance with Environmental Laws), on, under or to any real property in which any Company holds any interest or performs any of its operations, in violation of any Environmental Law and that would have a Material Adverse Effect. As used in this Section, “litigation or proceeding” means any demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by any governmental authority, private Person or otherwise.

Section 6.09 Employee Benefit Plans. No ERISA Event has occurred or is expected to occur with respect to an ERISA Plan. Full payment has been made of all amounts which a Controlled Group member is required, under applicable law or under the governing documents, to have been paid as a contribution to or a benefit under each ERISA Plan. The liability of each Controlled Group member with respect to each ERISA Plan has been fully funded based upon reasonable and proper actuarial assumptions, has been fully insured, or has been fully reserved for on its financial statements. No changes have occurred or are expected to occur that would cause a material increase in the cost of providing benefits under the ERISA Plan. With respect to each ERISA Plan that is intended to be qualified under Code Section 401(a): (a) the ERISA Plan and any associated trust operationally comply with the applicable requirements of Code Section 401(a), (b) the ERISA Plan and any associated trust have been amended to comply with all such requirements as currently in effect, other than those requirements for which a retroactive amendment can be made within the “remedial amendment period” available under Code Section 401(b) (as extended under Treasury Regulations and other Treasury pronouncements upon which taxpayers may rely), (c) the ERISA Plan and any associated trust have received a favorable determination letter from the Internal Revenue Service stating that the ERISA Plan qualifies under Code Section 401(a), that the associated trust qualifies under Code Section 501(a) and, if applicable, that any cash or deferred arrangement under the ERISA Plan qualifies under Code Section 401(k), unless the ERISA Plan was first adopted at a time for which the above-described “remedial amendment period” has not yet expired, (d) the ERISA Plan currently satisfies the requirements of Code Section 410(b), without regard to any retroactive amendment that may be made within the above-described “remedial amendment period”, and (e) no contribution made to the ERISA Plan is subject to an excise tax under Code Section 4972. With respect to any Pension Plan (except to the extent set forth in footnote 4 to Borrower’s Consolidated financial statements for the fiscal year ended October 31, 2006), the “accumulated benefit obligation” of Controlled Group members with respect to the Pension Plan (as determined in accordance with Statement of Accounting Standards No. 87, “Employers’ Accounting for Pensions”, as applicable to Borrower from time to time) does not exceed the fair market value of Pension Plan assets.

Section 6.10 Consents or Approvals. No consent, approval or authorization of, or filing, registration or qualification with, any governmental authority or any other Person is required to be obtained or completed by Borrower in connection with the execution, delivery or performance of any of the Loan Documents that has not already been obtained or completed.

Section 6.11 Solvency. Borrower has received consideration that is the reasonable equivalent value of the obligations and liabilities that Borrower has incurred to the Banks. No Borrower is insolvent as defined in any applicable state or federal statute, nor will any Borrower be rendered insolvent by the execution and delivery of the Loan Documents to Agent and the Banks. No Borrower is engaged or about to engage in any business or transaction for which the assets retained by it are or will constitute unreasonably small capital, taking into consideration the obligations to Agent and the Banks incurred hereunder. No Borrower intends to, nor does it believe that it will, incur debts beyond its ability to pay such debts as they mature.

Section 6.12 Financial Statements. The Consolidated financial statements of Borrower for the fiscal year ended October 31, 2011 and the quarter ended on or about January 31, 2012 that are available to the Agent and the Banks, are true and complete, have been prepared in accordance with GAAP, and fairly present the financial condition of the Companies as of the dates of such financial statements and the results of their operations for the periods then ending.

Section 6.13 Regulations. No Borrower is engaged principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin stock” (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States of America). Neither the granting of any Loan (or any conversion thereof) nor the use of the proceeds of any Loan will violate, or be inconsistent with, the provisions of Regulation U or X or any other Regulation of such Board of Governors.

Section 6.14 Investment Company; Holding Company. No Company is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (b) subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, each as amended, or any foreign, federal, state or local statute or regulation limiting its ability to incur Indebtedness.

Section 6.15 Accurate and Complete Statements. Neither the Loan Documents nor any written statement made by any Company in connection with any of the Loan Documents contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or in the Loan Documents not misleading. After due inquiry by a Financial Officer of Borrower, as of the Closing Date, there is no known fact that any Company has not disclosed to Agent and the Banks that has or would have a Material Adverse Effect.

Section 6.16 Defaults. No Default or Event of Default exists hereunder, nor will any begin to exist.

Section 6.17 Anti-Terrorism Law Compliance. No Company is subject to or in violation of any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list, Executive Order No. 13224 or the USA Patriot Act) that prohibits or limits the conduct of business with or the receiving of funds, goods or services to or for the benefit of certain Persons specified therein or that prohibits or limits any Bank from making any advance or extension of credit to any Borrower or from otherwise conducting business with any Borrower.

ARTICLE VII.

EVENTS OF DEFAULT

Each of the following shall constitute an Event of Default hereunder:

Section 7.01 Payments. If (a) the principal of any Loan shall not be paid in full punctually when due and payable, or (b) the interest on any Loan or any facility or other fee shall not be paid in full punctually when due and payable or within five (5) Business Days thereafter.

Section 7.02 Special Covenants. If any Company or Obligor shall fail or omit to perform and observe Sections 5.06, 5.07, 5.08, 5.09, 5.10 or 5.15 hereof.

Section 7.03 Other Covenants. If any Company or Obligor shall fail or omit to perform and observe any agreement or other provision (other than those referred to in Sections 7.01 or 7.02 hereof) contained or referred to in this Agreement or any Related Writing that is on such Company’s or Obligor’s part, as the case may be, to be complied with, and that Default shall not have been fully corrected within thirty (30) days after the giving of written notice thereof to Borrower by Agent or any Bank that the specified Default is to be remedied.

Section 7.04 Representations and Warranties. If any representation, warranty or statement made in or pursuant to this Agreement or any Related Writing or any other material information furnished by any Company or any Obligor to the Agent or the Banks shall be false or erroneous.

Section 7.05 Cross Default. If any Company or Obligor shall default in the payment in an amount in excess of Two Million Five Hundred Thousand Dollars ($2,500,000) of principal, interest or fees due and owing upon any other obligation for borrowed money (other than any of the Debt) in excess, for all such obligations for all such Companies and Obligors, of the greater of (i) Fifty Million Dollars ($50,000,000) and (ii) an amount equal to three percent (3%) of Consolidated Total Assets beyond any period of grace provided with respect thereto, or in the performance or observance of any other agreement, term or condition contained in any agreement under which such obligation is created beyond any period of grace provided with respect thereto, if the effect of such default is to allow the acceleration of the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to its stated maturity.

Section 7.06 ERISA Default. The occurrence of one or more ERISA Events that (a) the Required Banks determine could have a Material Adverse Effect, or (b) results in a Lien on any of the assets of any Company in excess of the greater of (i) Fifty Million Dollars ($50,000,000) and (ii) an amount equal to three percent (3%) of Consolidated Total Assets.

Section 7.07 Change Of Control. If any Change of Control shall occur.

Section 7.08 Money Judgment. A final judgment or order for the payment of money shall be rendered against any Company or Obligor by a court of competent jurisdiction, that remains unpaid or unstayed and undischarged for a period (during which execution shall not be effectively stayed) of thirty (30) days after the date on which the right to appeal has expired, provided that the aggregate of all such judgments for all such Companies and Obligors shall exceed the greater of (i) Fifty Million Dollars ($50,000,000) and (ii) an amount equal to three percent (3%) of Consolidated Total Assets.

Section 7.09 Validity of Loan Documents. (a) Any material provision, in the reasonable opinion of Agent, of any Loan Document shall at any time for any reason cease to be valid and binding and enforceable against Borrower or any Company; (b) the validity, binding effect or enforceability of any material provision of any Loan Document against any Borrower or any Company shall be contested by such Company or any other Obligor; (c) any Borrower or any Guarantor of Payment shall deny that it has any or further liability or obligation thereunder; or (d) any material provision of any Loan Document shall be terminated, invalidated or set aside, or be declared ineffective or inoperative or in any way cease to give or provide to Agent and the Banks the benefits purported to be created thereby.

Section 7.10 Insolvency. If Borrower or any Subsidiary (other than any Subsidiary that individually, or in the aggregate when combined with all other Subsidiaries excluded from this Section 7.10 by operation of this parenthetical, has assets less than or equal to the greater of (i) Fifty Million Dollars ($50,000,000) and (ii) an amount equal to three percent (3%) of Consolidated Total Assets) shall (a) except as permitted pursuant to Section 5.09 hereof, discontinue business, (b) generally not pay its debts as such debts become due, (c) make a general assignment for the benefit of creditors, (d) apply for or consent to the appointment of a receiver, a custodian, a trustee, an interim trustee or liquidator of all or a substantial part of its assets, (e) be adjudicated a debtor or have entered against it an order for relief under Title 11 of the United States Code, as the same may be amended from time to time, (f) file a voluntary petition in bankruptcy, or have an involuntary proceeding filed against it and the same shall continue undismissed for a period of thirty (30) days from commencement of such proceeding or case, or file a petition or an answer seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal or state (or the foreign equivalent)) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal or state (or the foreign equivalent)) relating to relief of debtors, (g) suffer or permit to continue unstayed and in effect for thirty (30) consecutive days any judgment, decree or order entered by a court of competent jurisdiction, that approves a petition seeking its reorganization or appoints a receiver, custodian, trustee, interim trustee or liquidator of all or a substantial part of its assets, or (h) take, or omit to take, any action in order thereby to effect any of the foregoing.

ARTICLE VIII.

REMEDIES UPON DEFAULT

Notwithstanding any contrary provision or implication herein or elsewhere:

Section 8.01 Optional Defaults. If any Event of Default referred to in Section 7.01, 7.02, 7.03, 7.04, 7.05, 7.06, 7.07, 7.08 or 7.09 hereof shall occur, Agent may, with the consent of the Required Banks, and shall, at the request of the Required Banks, give written notice to Borrower, to:

(a) terminate the Commitment and the credits hereby established, if not previously terminated, and, immediately upon such election, the obligations of the Banks, and each thereof, to make any further Loan and the obligation of Agent to make any Swing Loan hereunder immediately shall be terminated, and/or

(b) accelerate the maturity of all of the Debt (if the Debt is not already due and payable), whereupon all of the Debt shall become and thereafter be immediately due and payable in full without any presentment or demand and without any further or other notice of any kind, all of which are hereby waived by Borrower.

Section 8.02 Automatic Defaults. If any Event of Default referred to in Section 7.10 hereof shall occur:

(a) all of the Commitment and the credits hereby established shall automatically and immediately terminate, if not previously terminated, and no Bank thereafter shall be under any obligation to grant any further Loan hereunder, and

(b) the principal, interest and any other amounts then outstanding on all of the Notes, and all of the other Debt, shall thereupon become and thereafter be immediately due and payable in full (if the Debt is not already due and payable), all without any presentment, demand or notice of any kind, which are hereby waived by Borrower.

Section 8.03 Offsets. If there shall occur or exist any Event of Default referred to in Section 7.10 hereof or if the Debt is accelerated pursuant to Section 8.01 or 8.02 hereof, each Bank shall have the right at any time to set off against, and to appropriate and apply toward the payment of, any and all Debt then owing by Borrower to that Bank (including, without limitation, any participation purchased or to be purchased pursuant to Section 2.01B or 8.04 hereof), whether or not the same shall then have matured, any and all deposit balances and all other indebtedness then held or owing by that Bank to or for the credit or account of Borrower or any Guarantor of Payment, all without notice to or demand upon Borrower or any other Person, all such notices and demands being hereby expressly waived by Borrower.

Section 8.04 Equalization Provision. Each Bank agrees with the other Banks that if it, at any time, shall obtain any Advantage over the other Banks or any thereof in respect of the Debt (except under Article III hereof), it shall purchase from the other Banks, for cash and at par, such additional participation in the Debt as shall be necessary to nullify the Advantage. If any such Advantage resulting in the purchase of an additional participation as aforesaid shall be recovered in whole or in part from the Bank receiving the Advantage, each such purchase shall be rescinded, and the purchase price restored (but without interest unless the Bank receiving the Advantage is required to pay interest on the Advantage to the Person recovering the Advantage from such Bank) ratably to the extent of the recovery. Each Bank further agrees with the other Banks that if it at any time shall receive any payment for or on behalf of Borrower on any indebtedness owing by Borrower to that Bank by reason of offset of any deposit or other indebtedness, it will apply such payment first to any and all Debt owing by Borrower to that Bank (including, without limitation, any participation purchased or to be purchased pursuant to this Section or any other Section of this Agreement). Borrower agrees that any Bank so purchasing a participation from the other Banks or any thereof pursuant to this Section may exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Bank was a direct creditor of Borrower in the amount of participation.

ARTICLE IX.

THE AGENT

The Banks authorize PNC Bank, National Association and PNC Bank, National Association hereby agrees to act as agent for the Banks in respect of this Agreement upon the terms and conditions set forth elsewhere in this Agreement, and upon the following terms and conditions:

Section 9.01 Appointment and Authorization. Each Bank hereby irrevocably appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers hereunder as are delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto. Neither Agent nor any of its Affiliates, directors, officers, attorneys or employees shall be liable for any action taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct.

Section 9.02 Note Holders. Agent may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with it, signed by such payee and in form satisfactory to Agent.

Section 9.03 Consultation With Counsel. Agent may consult with legal counsel selected by it and shall not be liable for any action taken or suffered in good faith by it in accordance with the opinion of such counsel.

Section 9.04 Documents. Agent shall not be under any duty to examine into or pass upon the validity, effectiveness, genuineness or value of any Loan Documents or any other Related Writing furnished pursuant hereto or in connection herewith or the value of any collateral obtained hereunder, and Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be.

Section 9.05 Agent and Affiliates. With respect to the Loans, Agent shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not Agent, and Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Company or any Affiliate thereof.

Section 9.06 Knowledge of Default. It is expressly understood and agreed that Agent shall be entitled to assume that no Default or Event of Default has occurred (other than an Event of Default under Section 7.01 hereof), unless Agent has been notified by a Bank in writing that such Bank believes that a Default or Event of Default has occurred and is continuing and specifying the nature thereof or has been notified by Borrower pursuant to Section 5.13 hereof.

Section 9.07 Action By Agent. Subject to the other terms and conditions hereof, so long as Agent shall be entitled, pursuant to Section 9.06 hereof, to assume that no Default or Event of Default shall have occurred and be continuing, Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights that may be vested in it by, or with respect to taking or refraining from taking any action or actions that it may be able to take under or in respect of, this Agreement. Agent shall incur no liability under or in respect of this Agreement by acting upon any notice, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything that it may do or refrain from doing in the reasonable exercise of its judgment, or that may seem to it to be necessary or desirable in the premises.

Section 9.08 Notices, Default, Etc. In the event that Agent shall have acquired actual knowledge of any Default or Event of Default, Agent shall promptly notify the Banks and shall take such action and assert such rights under this Agreement as the Required Banks shall direct and Agent shall promptly inform the other Banks in writing of the action taken. Subject to the other terms and conditions hereof, Agent may take such action and assert such rights as it deems to be advisable, in its discretion, for the protection of the interests of the holders of the Notes.

Section 9.09 Indemnification of Agent. The Banks agree to indemnify Agent (to the extent not reimbursed by Borrower) ratably, according to their respective Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against Agent in its agency capacity in any way relating to or arising out of this Agreement or any Loan Document or any action taken or omitted by it with respect to this Agreement or any Loan Document, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees) or disbursements resulting from Agent’s gross negligence, willful misconduct or from any action taken or omitted by it in any capacity other than as agent under this Agreement.

Section 9.10 Successor Agent. Agent may resign as agent hereunder by giving not fewer than thirty (30) days prior written notice to Borrower and the Banks. If Agent shall resign under this Agreement, then either (a) the Required Banks shall appoint from among the Banks a successor agent for the Banks (with the consent of Borrower so long as a Default or an Event of Default has not occurred and which consent shall not be unreasonably withheld), or (b) if a successor agent shall not be so appointed and approved within the thirty (30) day period following Agent’s notice to the Banks of its resignation, then Agent shall appoint a successor agent that shall serve as agent until such time as the Required Banks appoint a successor agent. Upon its appointment, such successor agent shall succeed to the rights, powers and duties as agent, and the term “Agent” shall mean such successor effective upon its appointment, and the former agent’s rights, powers and duties as agent shall be terminated without any other or further act or deed on the part of such former agent or any of the parties to this Agreement.

Section 9.11 No Reliance on Agent’s Customer Identification Program. Each Bank acknowledges and agrees that neither such Bank, nor any of its Affiliates, participants or assignees, may rely on Agent to carry out such Bank’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with Borrower, any other Company, their respective Affiliates or agents, the Loan Documents or the transactions hereunder: (a) any identity verification procedures, (b) any record keeping, (c) any comparisons with government lists, (d) any customer notices or (e) any other procedures required under the CIP Regulations or such other law.

Section 9.12 USA Patriot Act. Each Bank or assignee or participant of a Bank that is not organized under the laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (a) an Affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (b) subject to supervision by a banking authority regulating such Affiliated depository institution or foreign bank) shall deliver to Agent the certification, or, if applicable, recertification, certifying that such Bank is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (i) within 10 days after the Closing Date and (ii) at such other times as are required under the USA Patriot Act.

ARTICLE X.

MISCELLANEOUS

Section 10.01 Banks’ Independent Investigation. Each Bank, by its signature to this Agreement, acknowledges and agrees that Agent has made no representation or warranty, express or implied, with respect to the creditworthiness, financial condition, or any other condition of any Company or with respect to the statements contained in any information memorandum furnished in connection herewith or in any other oral or written communication between Agent and such Bank. Each Bank represents that it has made and shall continue to make its own independent investigation of the creditworthiness, financial condition and affairs of the Companies in connection with the extension of credit hereunder, and agrees that Agent has no duty or responsibility, either initially or on a continuing basis, to provide any Bank with any credit or other information with respect thereto (other than such notices as may be expressly required to be given by Agent to the Banks hereunder), whether coming into its possession before the granting of the first Loans hereunder or at any time or times thereafter.

Section 10.02 No Waiver; Cumulative Remedies. No omission or course of dealing on the part of Agent, any Bank or the holder of any Note in exercising any right, power or remedy hereunder or under any of the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or under any of the Loan Documents. The remedies herein provided are cumulative and in addition to any other rights, powers or privileges held by operation of law, by contract or otherwise.

Section 10.03 Amendments; Consents. No amendment, modification, termination, or waiver of any provision of any Loan Document nor consent to any variance therefrom, shall be effective unless the same shall be in writing and signed by the Required Banks and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Anything herein to the contrary notwithstanding, unanimous consent of the Banks shall be required with respect to (a) any increase in the Total Commitment Amount hereunder, (b) the extension of the Commitment Period, the Maturity Date, the payment date of interest or principal with respect thereto, or the payment date of facility or other fees or amounts payable hereunder, (c) any reduction in the rate of interest on the Loans, or in any amount of principal or interest due on any Loan, or any reduction in the amount of fees hereunder or any change in the manner of pro rata application of any payments made by Borrower to the Banks hereunder, (d) any change in any percentage voting requirement, voting rights, or the Required Banks definition in this Agreement, (e) the release of any Guarantor of Payment, if any, or Borrower Guaranty, except in connection with a transaction permitted pursuant to Section 5.09 hereof, or (f) any amendment to this Section 10.3 or Section 8.04 hereof. In addition, the Commitment of any Bank may not be increased without the prior written consent of such Bank. Notice of amendments or consents ratified by the Banks hereunder shall immediately be forwarded by Agent to all Banks. Each Bank or other holder of a Note shall be bound by any amendment, waiver or consent obtained as authorized by this Section, regardless of its failure to agree thereto.

Section 10.04 Notices. All notices, requests, demands and other communications provided for hereunder shall be in writing and, if to Borrower, mailed or delivered to it,

addressed to it at the address specified on the signature pages of this Agreement, if to a Bank, mailed or delivered to it, addressed to the address of such Bank specified on the signature pages of this Agreement, or, as to each party, at such other address as shall be designated by such party in a written notice to each of the other parties. All notices, statements, requests, demands and other communications provided for hereunder shall be given by overnight delivery or first class mail with postage prepaid by registered or certified mail, addressed as aforesaid, or sent by facsimile with telephonic confirmation of receipt, except that all notices hereunder shall not be effective until received.

Section 10.05 Costs, Expenses and Taxes. Borrower agrees to pay on demand all costs and expenses of Agent, including, but not limited to, (a) syndication, administration, travel and out-of-pocket expenses, including but not limited to attorneys’ fees and expenses, of Agent in connection with the preparation, negotiation and closing of the Loan Documents and the administration of the Loan Documents, the collection and disbursement of all funds hereunder and the other instruments and documents to be delivered hereunder, (b) extraordinary expenses of Agent in connection with the administration of the Loan Documents and the other instruments and documents to be delivered hereunder, and (c) the reasonable fees and out-of-pocket expenses of special counsel for Agent, with respect to the foregoing, and of local counsel, if any, who may be retained by said special counsel with respect thereto. Borrower also agrees to pay on demand all costs and expenses of Agent and the Banks, including reasonable attorneys’ fees, in connection with the restructuring or enforcement of the Debt owing by Borrower, this Agreement or any Related Writing. In addition, Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution and delivery of the Loan Documents to which Borrower is a party, and the other instruments and documents to be delivered hereunder, and agrees to hold Agent and each Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes or fees. All obligations provided for in this Section 10.05 shall survive any termination of this Agreement.

Section 10.06 Indemnification. Borrower agrees to defend, indemnify and hold harmless Agent and the Banks (and their respective Affiliates, officers, directors, attorneys, agents and employees) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against Agent or any Bank in connection with any investigative, administrative or judicial proceeding (whether or not such Bank or Agent shall be designated a party thereto) or any other claim by any Person relating to or arising out of any Loan Document or any actual or proposed use of proceeds of the Loans or any of the Debt, or any activities of any Company or any Obligor or any of their respective Affiliates; provided that no Bank nor Agent shall have the right to be indemnified under this Section for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. All obligations provided for in this Section 10.06 shall survive any termination of this Agreement.

Section 10.07 Obligations Several; No Fiduciary Obligations. The obligations of the Banks hereunder are several and not joint. Nothing contained in this Agreement and no action taken by Agent or the Banks pursuant hereto shall be deemed to constitute the Banks a partnership, association, joint venture or other entity. No default by any Bank hereunder shall excuse the other Banks from any obligation under this Agreement; but no Bank shall have or acquire any additional obligation of any kind by reason of such default. The relationship among Borrower and the Banks with respect to the Loan Documents and the Related Writings is and shall be solely that of debtor and creditors, respectively, and neither Agent nor any Bank shall have any fiduciary obligation toward Borrower with respect to any such documents or the transactions contemplated thereby.

Section 10.08 Execution In Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts and by facsimile signature, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

Section 10.09 Binding Effect; Borrower’ Assignment. This Agreement shall become effective when it shall have been executed by Borrower, Agent and by each Bank and thereafter shall be binding upon and inure to the benefit of Borrower, Agent and each of the Banks and their respective successors and assigns, except that Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of Agent and all of the Banks.

Section 10.10 Assignments.

(a) Each Bank shall have the right, in accordance with the terms and conditions of this Section 10.10, at any time or times to assign to one or more commercial banks, finance companies, insurance companies or other financial institution or fund which, in each case, in the ordinary course of business extends credit of the type contemplated herein and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of ERISA, without recourse, all or a percentage of all of such Bank’s Commitment, all Loans made by such Bank, such Bank’s Notes, and such Bank’s interest in any participation purchased pursuant to Section 2.01B or Section 8.04 hereof.

(b) No assignment may be consummated pursuant to this Section 10.10 without the prior written consent of Borrower and Agent (other than an assignment by any Bank to any Affiliate of such Bank which Affiliate is either wholly-owned by such Bank or is wholly-owned by a Person that wholly owns, either directly or indirectly, such Bank), which consent of Borrower and Agent shall not be unreasonably withheld; provided, however, that, Borrower’s consent shall not be required if, at the time of the proposed assignment, any Default or Event of Default shall then exist. Anything herein to the contrary notwithstanding, any Bank may at any time make a collateral assignment of all or any portion of its rights under the Loan Documents to a Federal Reserve Bank, and no such assignment shall release such assigning Bank from its obligations hereunder.

(c) Each assignment made pursuant to this Section 10.10 shall be in a minimum amount of the lesser of Five Million Dollars ($5,000,000) of the assignor’s Commitment and interest herein or the entire amount of the assignor’s Commitment and interest herein.

(d) Unless an assignment made pursuant to this Section 10.10 shall be to an Affiliate of the assignor or the assignment shall be due to merger of the assignor or for regulatory purposes, either the assignor or the assignee shall remit to Agent, for its own account, an administrative fee of Three Thousand Five Hundred Dollars ($3,500).

(e) Unless an assignment made pursuant to this Section 10.10 shall be due to merger of the assignor or a collateral assignment for regulatory purposes, the assignor shall (i) cause the assignee to execute and deliver to Borrower and Agent an Assignment Agreement and (ii) execute and deliver, or cause the assignee to execute and deliver, as the case may be, to Agent such additional amendments, assurances and other writings as Agent may reasonably require.

(f) If an assignment made pursuant to this 10.10 is to be made to an assignee that is organized under the laws of any jurisdiction other than the United States or any state thereof, the assignor Bank shall cause such assignee, at least five Business Days prior to the effective date of such assignment, (i) to represent to the assignor Bank (for the benefit of the assignor Bank, Agent and Borrower) that under applicable law and treaties no taxes will be required to be withheld by Agent, Borrower or the assignor with respect to any payments to be made to such assignee in respect of the Loans hereunder, (ii) to furnish to the assignor (and, in the case of any assignee registered in the Register (as defined below), Agent and Borrower) either (A) U.S. Internal Revenue Service Form W-8ECI or U.S. Internal Revenue Service Form W-8BEN or (B) United States Internal Revenue Service Forms W-8 or W-9, as applicable (wherein such assignee claims entitlement to complete exemption from U.S. federal withholding tax on all interest payments hereunder), and (iii) to agree (for the benefit of the assignor, Agent and Borrower) to provide the assignor Bank (and, in the case of any assignee registered in the Register, Agent and Borrower) a new Form W-8ECI or Form W-8BEN or Forms W-8 or W-9, as applicable, upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such assignee, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

(g) Upon satisfaction of all applicable requirements specified in subparts (a) though (f) above, Borrower shall execute and deliver (i) to Agent, the assignor and the assignee, any consent or release (of all or a portion of the obligations of the assignor) required to be delivered by Borrower in connection with the Assignment Agreement, and (ii) to the assignee or the assignor (if applicable), an appropriate Note or Notes. After delivery of the new Note or Notes, the assignor’s Note or Notes being replaced shall be returned to Borrower marked “replaced”.

(h) Upon satisfaction of all applicable requirements specified in subparts (a) though (f) above, and any other condition contained in this Section 10.10, (i) the assignee shall become and thereafter be deemed to be a “Bank” for the purposes of this Agreement, (ii) the Assignor shall be released from its obligations hereunder to the extent its interest has been assigned, (iii) in the event that the assignor’s entire interest has been assigned, the assignor shall cease to be and thereafter shall no longer be deemed to be a “Bank” and (iv) the signature pages hereto and Schedule 1 hereto shall be automatically amended, without further action, to reflect the result of any such assignment.

(i) Agent shall maintain at the address for notices referred to in Section 10.04 hereof a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Banks and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Bank from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and Borrower, Agent and the Banks may treat each financial institution whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement. The Register shall be available for inspection by any Borrower or any Bank at any reasonable time and from time to time upon reasonable prior notice.

Section 10.11 Participations.

(a) Each Bank shall have the right at any time or times, without the consent of Agent or Borrower, to sell one or more participations or sub-participations to a financial institution or other “accredited investor” (as defined in SEC Regulation D), as the case may be, in all or any part of such Bank’s Commitment, such Bank’s Commitment Percentage, any Loan made by such Bank, any Note delivered to such Bank pursuant to this Agreement, and such Bank’s interest in any participation, if any, purchased pursuant to, Section 8.04 or this Section 10.11.

(b) The provisions of Article III and Section 10.06 shall inure to the benefit of each purchaser of participation or sub-participation and Agent shall continue to distribute payments pursuant to this Agreement as if no participation has been sold.

(c) Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 10.03 that affects such Participant. Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.02 (subject to the requirements and limitations therein, including the requirements under Section 3.02(f) (it being understood that the documentation required under Section 3.02(f) shall be delivered to the participating Bank)) to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 3.08 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.02, with respect to any participation, than its participating Bank would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Bank that sells a participation agrees, at Borrower’ request and expense, to use reasonable efforts to cooperate with Borrower to effectuate the provisions of Section 3.08 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.04 as though it were a Bank. Each Bank that sells a participation shall, acting solely for this purpose as an agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(d) No participation or sub-participation shall operate as a delegation of any duty of the seller thereof.

(e) Under no circumstance shall any participation or sub-participation be deemed a novation in respect of all or any part of the seller’s obligations pursuant to this Agreement.

Section 10.12 Severability Of Provisions; Captions; Attachments. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. The several captions to Sections and subsections herein are inserted for convenience only and shall be ignored in interpreting the provisions of this Agreement. Each schedule or exhibit attached to this Agreement shall be incorporated herein and shall be deemed to be a part hereof.

Section 10.13 Investment Purpose. Each of the Banks represents and warrants to Borrower that it is entering into this Agreement with the present intention of acquiring any Note issued pursuant hereto for investment purposes only and not for the purpose of distribution or resale, it being understood, however, that each Bank shall at all times retain full control over the disposition of its assets.

Section 10.14 Entire Agreement. This Agreement, any Note and any other Loan Document or other agreement, document or instrument attached hereto or executed on or as of the Closing Date integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral representations and negotiations and prior writings with respect to the subject matter hereof.

Section 10.15 Governing Law; Submission to Jurisdiction. This Agreement, each of the Notes and any Related Writing shall be governed by and construed in accordance with the laws of the State of Ohio and the respective rights and obligations of Borrower and the Banks shall be governed by Ohio law, without regard to principles of conflict of laws. Borrower hereby irrevocably submits to the non-exclusive jurisdiction of any Ohio state or federal court sitting in Cleveland, Ohio, over any action or proceeding arising out of or relating to this Agreement, the Debt or any Related Writing, and Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Ohio state or federal court. Borrower, on behalf of itself and its Subsidiaries, hereby irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the laying of venue in any action or proceeding in any such court as well as any right it may now or hereafter have to remove such action or proceeding, once commenced, to another court on the grounds of FORUM NON

CONVENIENS or otherwise. Borrower agrees that a final, nonappealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 10.16 Legal Representation of Parties. The Loan Documents were negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement or any other Loan Document to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.

[Remainder of page intentionally left blank]

Section 10.17 JURY TRIAL WAIVER. BORROWER, AGENT AND EACH OF THE BANKS WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG BORROWER, AGENT AND THE BANKS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

Address:	28601 Clemens Road	NORDSON CORPORATION
Westlake, Ohio 44145
	Attention: Vice President,	By:	/s/ Gregory A. Thaxton
	Chief Financial Officer		Name: Gregory A. Thaxton
Title: Vice President, Chief Financial Officer

Address:	PNC Center	PNC BANK, NATIONAL ASSOCIATION,
	1900 East Ninth Street	as Administrative Agent and as a Bank
Cleveland, Ohio 44114
	Attention: Joseph G. Moran	By:	/s/ Joseph G. Moran
Name: Joseph G. Moran
Title: Senior Vice President

[Signature Page to Credit Agreement]

Address:	PNC Center
1900 East Ninth Street
	Cleveland, Ohio 44114	By:	/s/ George H. Mestre
Attention: George H. Mestre
PNC CAPITAL MARKETS LLC

Name: George H. Mestre
Title: Director

(Signature Page to Credit Agreement)

Schedule 1

Banks and Commitments

Bank	Commitment Percentage	Commitment Amount
PNC Bank, National Association	100.00%	$250,000,000.00
Total Commitment Amount:	100.00%	$250,000,000.00

Schedule 6.4 and 6.8

Litigation and Environmental Compliance

Borrower has voluntarily agreed with the City of New Richmond, Wisconsin and other Potentially Responsible Parties to share costs associated with the remediation of the City of New Richmond municipal landfill (the “Site”) and constructing a potable water delivery system serving the impacted area down gradient of the Site. At October 31, 2011 and 2010, Borrower’s accrual for the ongoing operation, maintenance and monitoring obligation at the Site was $795,000 and $885,000, respectively.

The liability for environmental remediation represents Borrower’s best estimate of the probable and reasonably estimable undiscounted costs related to known remediation obligations. The accuracy of this estimate of environmental liability is affected by several uncertainties such as additional requirements that may be identified in connection with remedial activities, the complexity and evolution of environmental laws and regulations, and the identification of presently unknown remediation requirements. Consequently, our liability could be greater than such current estimate. However, Borrower does not expect that the costs associated with remediation will have a material adverse effect on its financial condition or results of operations, taken on a Consolidated basis.

EXHIBIT A

NOTE

$______________________________________________________________	Cleveland, Ohio June 4, 2012

FOR VALUE RECEIVED, the undersigned, NORDSON CORPORATION (“Borrower”) promises to pay on the Maturity Date, as defined in the Credit Agreement (as hereinafter defined), to the order of                  (“Bank”) at the Main Office of PNC BANK, NATIONAL ASSOCIATION, as Agent, 1900 East Ninth Street, Cleveland, Ohio 44114 the principal sum of

_______________________________________DOLLARS

or the aggregate unpaid principal amount of all Loans, as defined in the Credit Agreement, made by Bank to Borrower pursuant to Section 2.01 of the Credit Agreement, whichever is less, in lawful money of the United States of America, provided, that Alternate Currency Loans, as defined in the Credit Agreement, shall be payable in the applicable Alternate Currency, as defined in the Credit Agreement. As used herein, “Credit Agreement” means the Credit Agreement dated as of June 4, 2012, among Borrower, the banks named therein (including in their respective special agency capacities) and PNC Bank, National Association, as Agent, as the same may from time to time be amended, restated or otherwise modified. Capitalized terms used herein shall have the meanings ascribed to them in the Credit Agreement.

Borrower also promises to pay interest on the unpaid principal amount of each Loan from time to time outstanding, from the date of such Loan until the payment in full thereof, at the rates per annum that shall be determined in accordance with the provisions of Section 2.01 of the Credit Agreement. Such interest shall be payable on each date provided for in such Section 2.01; provided, however, that interest on any principal portion that is not paid when due shall be payable on demand.

The portions of the principal sum hereof from time to time representing Base Rate Loans and Eurodollar Loans, and payments of principal of any thereof, shall be shown on the records of Bank by such method as Bank may generally employ; provided, however, that failure to make any such entry shall in no way detract from Borrower’s obligations under this Note.

If this Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the Credit Agreement, the principal hereof and the unpaid interest thereon shall bear interest, until paid, at a rate per annum equal to the Default Rate. All payments of principal of and interest on this Note shall be made in immediately available funds.

This Note is one of the Notes referred to in the Credit Agreement. Reference is made to the Credit Agreement for a description of the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this Note due prior to its stated maturity, and other terms and conditions upon which this Note is issued.

Except as expressly provided in the Credit Agreement, Borrower expressly waives presentment, demand, protest and notice of any kind.

JURY TRIAL WAIVER. BORROWER, AGENT AND EACH OF THE BANKS WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG BORROWER, AGENT AND THE BANKS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS NOTE OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

NORDSON CORPORATION

By:
	Name:	Gregory A. Thaxton
	Title:	Vice President, Chief Financial Officer

2

EXHIBIT C

NOTICE OF LOAN

[Date]                         , 20

PNC Bank, National Association, as Agent

1900 East Ninth Street

Cleveland, Ohio 44114

Attention:

Ladies and Gentlemen:

The undersigned, (the “Borrower”), refers to the Credit Agreement, dated as of June 4, 2012 (“Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, the other Borrower named therein, the Banks (including in their respective special agency capacities), as defined in the Credit Agreement, and PNC Bank, National Association, as Agent, and hereby gives you notice, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Loan under the Credit Agreement, and in connection therewith sets forth below the information relating to the Loan (the “Proposed Loan”) as required by Section 2.02 of the Credit Agreement:

(a) The Business Day of the Proposed Loan                      is , 20__.

(b) The amount of the Proposed Loan is $                .

(c) The Proposed Loan is to be a Base Rate Loan              /Eurodollar Loan              / Check one.)

(d) If the Proposed Loan is a Eurodollar Loan, the Interest Period requested is one month             , two months             , three months             , six months             . (Check one.)

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Loan:

(i) the representations and warranties contained in each Loan Document are correct, before and after giving effect to the Proposed Loan and the application of the proceeds therefrom, as though made on and as of such date;

(ii) no event has occurred and is continuing, or would result from such Proposed Loan, or the application of proceeds therefrom, that constitutes a Default or Event of Default; and

(iii) the conditions set forth in Section 2.02 and Article IV of the Credit Agreement have been satisfied.

[                                             ]

3

By:
Name:
Title:

4

EXHIBIT D

COMPLIANCE CERTIFICATE

For Fiscal Quarter ended

THE UNDERSIGNED HEREBY CERTIFIES THAT:

(1) I am the duly elected [Chief Financial Officer][Treasurer] of NORDSON CORPORATION, an Ohio corporation (“Nordson”);

(2) I am familiar with the terms of that certain Credit Agreement, dated as of June 4, 2012, among the undersigned, the Banks (including in their respective special agency capacities), as defined in the Credit Agreement, and PNC Bank, National Association, as Agent (as the same may from time to time be amended, restated or otherwise modified, the “Credit Agreement”, the terms defined therein being used herein as therein defined), and the terms of the other Loan Documents, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Nordson and its Subsidiaries during the accounting period covered by the attached financial statements;

(3) The review described in paragraph (2) above did not disclose, and I have no knowledge of, the existence of any condition or event that constitutes or constituted a Default or Event of Default, at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate;

(4) The representations and warranties made by Nordson contained in each Loan Document are true and correct as though made on and as of the date hereof; and

(5) Set forth on Attachment I hereto are calculations of the financial covenants set forth in Section 5.06 of the Credit Agreement, which calculations show compliance with the terms thereof and a calculation of Consolidated Total Assets.

IN WITNESS WHEREOF, I have signed this certificate the      day of                 , 20    .

NORDSON CORPORATION

By:
Name:
Title:

EXHIBIT E

FORM OF

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Credit Agreement identified below (as the same may from time to time be amended, restated or otherwise modified, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below, including, to the extent included in any such facilities, Swing Loans (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

3.	Borrower	NORDSON CORPORATION

4.	Agent: under	PNC BANK, NATIONAL ASSOCIATION, as Agent the Credit Agreement

5.	Credit Agreement:	The Credit Agreement dated as of June 4, 2012 among NORDSON CORPORATION, the Banks parties thereto and PNC BANK, NATIONAL ASSOCIATION, as Agent.

6. Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Banks	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[1]
1	$	$		%
	$	$		%
	$	$		%

Effective Date:                              , 20     [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and]2 Accepted:

PNC BANK, NATIONAL ASSOCIATION, as Agent

By:
Name:
Title:

1	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Banks thereunder.
2	To be added only if the consent of Agent is required by the terms of the Credit Agreement.

2

[Consented to:][3]

NORDSON CORPORATION

By:
Name:
Title:

3	To be added only if the consent of Borrower is required by the terms of the Credit Agreement.

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ANNEX 1

Credit Agreement for

Nordson Corporation

dated as of June 4, 2012

(the “Credit Agreement”)

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT

AND ASSUMPTION AGREEMENT

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein, collectively, the “Credit Documents”), or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Bank under the Credit Agreement, (ii) it meets all requirements of an eligible assignee under Section 10.10(a) of the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Bank thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.02 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision, and (v) if it is an assignee described in Section 10.10(f) of the Credit Agreement, attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on Agent, the Assignor or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Credit Documents are required to be performed by it as a Bank.

2. Payments. From and after the Effective Date, Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to (but excluding) the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.

3. General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the law of the State of Ohio, without regard to principles of conflicts of laws.

[End of Annex 1]

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EXHIBIT F

GUARANTY OF PAYMENT OF DEBT

THIS GUARANTY OF PAYMENT OF DEBT (as the same may from time to time be amended, restated or otherwise modified, this “Agreement”) is made as of June 4, 2012, by                      , a                                (“Guarantor”), in favor of PNC BANK, NATIONAL ASSOCIATION, as agent for the Banks, as hereinafter defined (“Agent”) and the Banks.

1. RECITALS.

Nordson Corporation (“Borrower”) is entering into the Credit Agreement with the financial institutions listed on Schedule 1 to the Credit Agreement (together with their respective successors and assigns, collectively, “Banks” and, individually, “Bank”) and Agent. Borrower desires that the Banks grant the financial accommodations to the Foreign Borrowers as described in the Credit Agreement.

Guarantor understands that the Banks are willing to enter into the Credit Agreement only upon certain terms and conditions, one of which is that Guarantor guarantee the payment of the debt, as hereinafter defined, and this Agreement is being executed and delivered in consideration of the Banks entering into the Credit Agreement and for other valuable consideration.

2. DEFINITIONS. As used herein, the following terms shall have the following meanings:

2.1. “Collateral” shall mean, collectively, all property, if any, securing the Debt or any part thereof at the time in question.

2.2. “Credit Agreement” shall mean the Credit Agreement executed by and among Borrower, Agent and the Banks, dated as of the 4th day of June, 2012, as the same may from time to time be amended, restated or otherwise modified or replaced.

2.3. “Debt” shall mean, collectively, (a) all Loans made to Borrower; (b) all other indebtedness now owing or hereafter incurred by Borrower to Agent and the Banks pursuant to the Credit Agreement and the Notes executed in connection therewith; (c) each renewal, extension, consolidation or refinancing of any of the foregoing, in whole or in part; and (d) all interest from time to time accruing on any of the foregoing, and all fees and other amounts payable to Agent or any of the Banks pursuant to the Credit Agreement or any other Loan Document.

2.4. “Loan” shall mean any Loan, as defined in the Credit Agreement, granted pursuant to the Credit Agreement.

2.5. “Obligor” shall mean a Person whose credit or any of whose property is pledged to the payment of the Debt and includes, without limitation, any Borrower.

2.6. “Person” shall mean any individual, sole proprietorship, partnership, joint

3

venture, unincorporated organization, corporation, limited liability company, institution, trust, estate, government or other agency or political subdivision thereof or any other entity.

Except as specifically defined herein, capitalized terms used herein that are defined in the Credit Agreement shall have their respective meanings ascribed to them in the Credit Agreement.

3. GUARANTY OF DEBT. Guarantor hereby absolutely and unconditionally guarantees the prompt payment in full of all of the Debt as and when the respective parts thereof become due and payable. If the Debt, or any part thereof, shall not be paid in full when due and payable, Agent, on behalf of the Banks, in each case, shall have the right to proceed directly against Guarantor under this Agreement to collect the payment in full of the Debt, regardless of whether or not Agent, on behalf of the Banks, shall have theretofore proceeded or shall then be proceeding against Borrower or any other Obligor or Collateral, if any, or any of the foregoing, it being understood that Agent and the Banks, in their sole discretion may proceed against any Obligor and any Collateral, and may exercise each right, power or privilege that Agent or the Banks may then have, either simultaneously or separately, and, in any event, at such time or times and as often and in such order as Agent and the Required Banks, in their sole discretion, may from time to time deem expedient to collect the payment in full of the Debt.

4. PAYMENTS CONDITIONAL. Whenever Agent or any Bank shall credit any payment to the Debt or any part thereof, whatever the source or form of payment, the credit shall be conditional as to Guarantor unless and until the payment shall be final and valid as to all the world. Without limiting the generality of the foregoing, Guarantor agrees that if any check or other instrument so applied shall be dishonored by the drawer or any party thereto, or if any proceeds of Collateral or payment so applied shall thereafter be recovered by any trustee in bankruptcy or any other Person, each Bank, in each case, may reverse any entry relating thereto on its books and Guarantor shall remain liable therefor, even if such Bank may no longer have in its possession any evidence of the Debt to which the payment in question was applied.

5. GUARANTOR’S OBLIGATIONS ABSOLUTE AND UNCONDITIONAL. Regardless of the duration of time, regardless of whether any Borrower may from time to time cease to be indebted to the Banks and irrespective of any act, omission or course of dealing whatever on the part of Agent or any of the Banks, Guarantor’s liabilities and other obligations under this Agreement shall remain in full effect until the payment in full of the Debt. Without limiting the generality of the foregoing:

5.1. Banks Have No Duty To Make Advances. No Bank shall at any time be under any duty to Guarantor to grant any financial accommodation to any Borrower, irrespective of any duty or commitment of any of the Banks to Borrower, or to follow or direct the application of the proceeds of any such financial accommodation;

5.2. Guarantor’s Waiver of Notice, Presentment, etc. Guarantor waives (a) notice of the granting of any Loan to any other Borrower or the incurring of any other indebtedness by any other Borrower or the terms and conditions thereof, (b) presentment, demand for payment and notice of dishonor of the Debt or any part thereof, or any other indebtedness incurred by any other Borrower to any of the Banks, (c) notice of any indulgence granted to any Obligor and (d)

4

any other notice to which Guarantor might, but for this waiver, be entitled;

5.3. Banks’ Rights Not Prejudiced by Action or Omission. Agent and the Banks, in their sole discretion, may, without any prejudice to their rights under this Agreement, at any time or times, without notice to or the consent of Guarantor, (a) grant Borrower whatever financial accommodations that Agent and the Banks may from time to time deem advisable, even if Borrower might be in default in any respect and even if those financial accommodations might not constitute indebtedness the payment of which is guaranteed hereunder, (b) assent to any renewal, extension, consolidation or refinancing of the Debt, or any part thereof, (c) forbear from demanding security, if Agent and the Banks shall have the right to do so, (d) release any Obligor or Collateral or assent to any exchange of Collateral, if any, irrespective of the consideration, if any, received therefor, (e) grant any waiver or consent or forbear from exercising any right, power or privilege that Agent and the Banks may have or acquire, (f) assent to any amendment, deletion, addition, supplement or other modification in, to or of any writing evidencing or securing any Debt or pursuant to which any Debt is created, (g) grant any other indulgence to any Obligor, (h) accept any Collateral for, or any other Obligor upon, the Debt or any part thereof, and (i) fail, neglect or omit in any way to realize upon any Collateral or to protect the Debt or any part thereof or any Collateral therefor;

5.4. Liabilities Survive Guarantor’s Dissolution. Guarantor’s liabilities and other obligations under this Agreement shall survive any dissolution of Guarantor; and

5.5. Liabilities Absolute and Unconditional. Guarantor’s liabilities and other obligations under this Agreement shall be absolute and unconditional irrespective of any lack of validity or enforceability of the Credit Agreement, the Notes, any Loan Document or any other agreement, instrument or document evidencing the Loans or related thereto, or any other defense available to Guarantor in respect of this Agreement (other than the irrevocable payment in full of the Debt and the termination of the Credit Agreement).

6. DISABILITY OF OBLIGOR. Without limiting the generality of any of the other provisions hereof, Guarantor specifically agrees that upon the dissolution of any Obligor and/or the filing or other commencement of any bankruptcy or insolvency proceedings by, for or against any Obligor, including without limitation, any assignment for the benefit of creditors or other proceedings intended to liquidate or rehabilitate any Obligor, Agent and the Required Banks, in their sole discretion, may declare the unpaid principal balance of and accrued interest on the Debt to be forthwith due and payable in full without notice. Upon the occurrence of any of the events enumerated in the immediately preceding sentence, Guarantor shall, upon demand of Agent, on behalf of the Banks, whenever made, pay to Agent, for the benefit of the Banks, an amount equal to the then unpaid principal balance of and accrued interest on the Debt.

7. WAIVER OF GUARANTOR’S RIGHTS AGAINST BORROWERS AND COLLATERAL. To the extent permitted by law, Guarantor waives any claim or other right that Guarantor might now have or hereafter acquire against Borrower or any other Obligor that arises from the existence or performance of Guarantor’s liabilities or other obligations under this Agreement, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution, indemnification, and any right to participate in any claim or remedy of Agent or

5

any Bank against Borrower or any Collateral that Agent or any Bank now has or hereafter acquires, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law.

8. NOTICE. All notices, requests, demands and other communications provided for hereunder shall be in writing and, if to Guarantor, mailed or delivered to it, addressed to it at the address specified on the signature page hereof, if to Agent or any Bank, mailed or delivered to it, addressed to the address of Agent or such Bank specified on the signature pages of the Credit Agreement. All notices, statements, requests, demands and other communications provided for hereunder shall be deemed to be given by overnight delivery or first class mail with postage prepaid by registered or certified mail, addressed as aforesaid, or sent by facsimile with telephonic confirmation of receipt, except that notices pursuant to any of the provisions hereof shall not be effective until received.

9. MISCELLANEOUS. This Agreement shall bind Guarantor and Guarantor’s successors and assigns and shall inure to the benefit of Agent and each Bank and their respective successors and assigns, including (without limitation) each holder of any Note evidencing any Debt. If, at any time, one or more provisions of this Agreement is or becomes invalid, illegal or unenforceable in whole or in part, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. This Agreement constitutes a final written expression of all of the terms of this Agreement, is a complete and exclusive statement of those terms and supersedes all oral representations, negotiations and prior writings, if any, with respect to the subject matter hereof. The relationship between (a) Guarantor and (b) Agent and the Banks with respect to this Agreement is and shall be solely that of debtor and creditors, respectively, and Agent and the Banks shall have no fiduciary obligation toward Guarantor with respect to this Agreement or the transactions contemplated hereby. The captions herein are for convenience of reference only and shall be ignored in interpreting the provisions of this Agreement.

10. GOVERNING LAW; SUBMISSION TO JURISDICTION. The provisions of this Agreement and the respective rights and duties of Guarantor, Agent and the Banks hereunder shall be governed by and construed in accordance with Ohio law, without regard to principles of conflict of laws. Guarantor hereby irrevocably submits to the non-exclusive jurisdiction of any Ohio state or federal court sitting in Cleveland, Ohio, over any action or proceeding arising out of or relating to this Agreement, any Loan Document or any Related Writing, and Guarantor hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Ohio state or federal court. Guarantor, on behalf of itself and its Subsidiaries, hereby irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the laying of venue in any action or proceeding in any such court as well as any right it may now or hereafter have to remove such action or proceeding, once commenced, to another court on the grounds of FORUM NON CONVENIENS or otherwise.

Guarantor agrees that a final, nonappealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

6

11. JURY TRIAL WAIVER. GUARANTOR, AGENT AND THE BANKS, TO THE EXTENT PERMITTED BY LAW, EACH WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, AMONG AGENT, ANY OF THE BANKS, ANY BORROWER AND/OR GUARANTOR ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN EACH OF THEM AND GUARANTOR IN CONNECTION WITH THIS AGREEMENT OR ANY NOTE OR OTHER AGREEMENT, INSTRUMENT OR DOCUMENT EXECUTED OR DELIVERED IN CONNECTION THEREWITH OR THE TRANSACTIONS RELATED THERETO.

Executed as of the date set forth above at Cleveland, Ohio.

, as Guarantor

By:
Name:
Title:

Address:

7